   As filed with the Securities and Exchange Commission on November 27, 2002
                          Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        UNIVERSAL TANNING VENTURES, INC.
             (Exact name of Registrant as specified in its charter)

                              --------------------

           Delaware                         729901                    80-0025175
(State or other Jurisdiction of  (Primary Standard Industrial   (IRS Employer I.D. No.)
Incorporation or organization)    Classification Code Number)

                            ------------------------

                     4044 W. Lake Mary Boulevard, #104-347
                            Lake Mary, Florida 32746
                                 (407) 260-9206
                           (407) 650-2785 (Facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of registrant's executive offices)

                          ---------------------------

                                   Glen Woods
                            Chief Executive Officer
                        Universal Tanning Ventures, Inc.
                     4044 W. Lake Mary Boulevard, #104-347
                            Lake Mary, Florida 32746
                                 (407) 260-9206
                           (407) 650-2785 (Facsimile)
    (Name, address, including zip code, and telephone and facsimile numbers, including area code of agent for service)

                         -----------------------------

                                   Copies to:

                          Frank S. Ioppolo, Jr., Esq.
                            Greenberg Traurig, P.A.
                       450 South Orange Street, Suite 650
                             Orlando, Florida 32801
                                 (407) 420-1000
                           (407) 420-5909 (Facsimile)

                         -----------------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                         -----------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, check here: [X]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                        Proposed      Proposed
                                                                        Maximum       Maximum
                                                           Amount       Offering     Aggregate      Amount of
           Title of Each Class of Securities                to be      Price Per      Offering    Registration
                   to be Registered                      Registered    Shares (1)    Price (1)         Fee
Common stock, $0.0001 par value ......................    1,000,000      $ 1.00     $ 1,000,000       $ 239
================================================================================================================

____________

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.


                           ---------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2002

                                1,000,000 Shares

                        Universal Tanning Ventures, Inc.

                                  Common Stock

                                $1.00 Per Share

     We own and operate a single indoor tanning salon business that offers a full range of indoor tanning products and services to our customers. Our goal is to become the first nationally branded total indoor tanning company that provides a full range of indoor tanning products and services to consumers throughout the United States.

     This is our initial public offering. We are offering 1,000,000 shares of our common stock. The offering is "self-underwritten" on a best efforts basis. There are no minimum purchase requirements and no requirement to place funds in an escrow, trust or similar account. Any funds raised from this offering will be available to us immediately for use. The latest date on which this offering will close will be 90 days after the date of this prospectus, but may be extended for an additional 30 days if we choose to do so.

     The initial public offering price of our common stock will be $1.00 per share. This price has been arbitrarily determined.

     No public markets currently exist for our shares. There can be no assurance that an active trading market will develop for our common stock. See "Market for Our Common Stock and Related Stockholders Matters."

         Investing in our common stock involves a high degree of risk.

                    See "Risk Factors" beginning on page 5.

=============================================================================================================
                                            Public Offering            Selling
                                                Price               Commissions/(1)/     Proceeds to Us/(2)/
                                        ----------------------  ---------------------- ----------------------
Per Share ..........................                $     1.00                   $0.00             $     1.00

Total if maximum sold ..............                $1,000,000                   $0.00             $1,000,000
=============================================================================================================

(1) We are offering the shares directly through our officer and director. No compensation will be paid to our officer and director in connection with his efforts regarding the offer and the sale of our shares.
(2)  Does not include estimated offering expenses of approximately $61,200.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      Prospectus dated _____________, 2002

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Special Note About Forward-Looking Statements ..........................................................         1
Prospectus Summary .....................................................................................         2
Summary Consolidated Financial Information .............................................................         4
Risk Factors ...........................................................................................         5
Use of Proceeds ........................................................................................        10
Dilution ...............................................................................................        11
Dividend Policy ........................................................................................        12
Capitalization .........................................................................................        12
Selling Security Holders ...............................................................................        12
Management's Discussion and Analysis of Financial Condition and Results of Operations ..................        13
Business ...............................................................................................        19
Management .............................................................................................        24
Principal Stockholders .................................................................................        26
Certain Transactions ...................................................................................        27
Market For Our Common Stock and Related Stockholder Matters ............................................        28
Description of Capital Stock ...........................................................................        28
Shares Eligible for Future Sale ........................................................................        29
Legal Matters ..........................................................................................        31
Experts ................................................................................................        31
Available Information ..................................................................................        31
Index to Consolidated Financial Statements .............................................................       F-1

                                   __________

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

     Until ____________, 2002, 25 days after the commencement of this offering, all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   __________

     In this Prospectus unless otherwise indicated, all references herein to (i) "we," "our," "our company" or "the Company" are references to Universal Tanning Ventures, Inc., a Delaware corporation, including our wholly-owned subsidiary UT Holdings, Inc., a Delaware corporation; (ii) "common stock" refers to our authorized and outstanding common stock, par value $0.0001 per share; and (iii) "fiscal year," "financial year" or "year" refers to our fiscal year ended December 31.

                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

     You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. These factors include, without limitation, the rapidly changing industry and regulatory environment, our limited operating history, our ability to implement our growth strategy, our ability to integrate acquired companies and their assets and personnel into our business, our fixed obligations, our dependence on new capital to fund our growth strategy, our ability to attract and retain quality personnel, our competitive environment, perceived health issues associated with tanning generally and tanning booths in particular, economic and other conditions in markets in which we operate, increases in maintenance costs and insurance premiums and cyclical and seasonal fluctuations in our operating results.

                               PROSPECTUS SUMMARY

     The following summary information about our company and the common stock that we are offering is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Prospective investors should read this entire prospectus carefully, especially the information disclosed under the "Risk Factors" section, the "Forward-Looking Statements" section and the Financial Statements and Notes to the statements, which are included elsewhere in the prospectus.

                        UNIVERSAL TANNING VENTURES, INC.

Overview

     We own and operate a single indoor tanning salon business that offers a full range of indoor tanning products and services to our customers. The revenue from this single salon accounts for 100% of our total revenues.

     We are a Delaware corporation formed for the purpose of acquiring substantially all the assets of Altamonte Tan, Inc., a single indoor tanning salon business previously owned and operated by our president, Glen Woods. We acquired the assets and assumed certain liabilities of Altamonte Tan, Inc. on February 28, 2002 in exchange for $30,000. We have continued to operate the business of Altamonte Tan since our acquisition of its assets under the name "Universal Tanning." Although the Altamonte Tan has been in operation for 5 years prior to our acquisition, our own independent pre-acquisition revenues and operations have been de minimis and consequently this Offering involves a very high degree of risk. See "Risk Factors."

Strategy

     Our goal is to become the first nationally branded total indoor tanning company that provides a full range of indoor tanning products and services to consumers throughout the United States. We intend to establish a network of indoor tanning salons throughout the United States through which we can offer tanning sessions, tanning packages, tanning lotions and accelerators, and tanning accessories. Our tanning professionals expect to offer educational information and tanning news to our customers. We intend to grow our business by opening new locations and acquiring other operating salons.

     We believe that developments in the indoor tanning industry are drawing more media attention to indoor tanning. This increased exposure, new tanning equipment, and developments in tanning safety should result in an increase in the market for indoor tanning related products and services. However, the indoor tanning industry is highly fragmented. We believe that to succeed, companies will need to provide extensive product selection, detailed product information and other value added services while aggregating all aspects of the tanning experience in multiple, easy to access locations. Currently, we do not believe there is a company that offers the "total" tanning solution by providing customers a single source with access to all indoor tanning related products, services and information. Our strategy is to become that "single source" by utilizing online information and services, multiple physical locations and an interconnected network of salons to become the total tanning company and a leading provider of tanning related goods and services.

     We have analyzed the indoor tanning industry and have developed a model for the sale of tanning sessions, tanning packages, lotions and accelerators, and tanning accessories. We intend to build a network of indoor tanning salons through which we can offer our products and services. We also intend to implement a membership program that will allow the members to use the tanning services purchased at any of our network salons. We intend to create this network of salons through both organic growth and acquisition of existing salons. We expect this strategy to allow us to grow our revenue through (i) the increased sales of our products and services in our existing salon; (ii) the opening and operation of new salons; and (iii) the creation and sale of new member benefits, products and services, including the member option of utilizing our products and services at multiple locations.

Corporate Information

     We were incorporated under the laws of the State of Delaware on January 4, 2002. Our principal executive offices are located at 600 E. Altamonte Drive, Unit 1050, Florida 32701, and our telephone number is (407) 260-9206.

                                  The Offering

Common stock offered by
Universal Tanning Ventures, Inc. ...................   1,000,000 shares

Price per share offered /(1)/ ......................   $1.00

Common stock outstanding prior to offering .........   7,500,000 shares

Common stock outstanding after offering
assuming 100% of the offering is sold ..............   8,500,000 shares

Use of proceeds ....................................   We expect to use the net
                                                       proceeds for marketing
                                                       and advertising expenses,
                                                       the opening of a new
                                                       location, potential
                                                       acquisitions, working
                                                       capital and other general
                                                       corporate purposes. See
                                                       Use of Proceeds.

______________

   (1) There is no established public trading market for the common stock being sold pursuant to this prospectus. We have arbitrarily determined the price of the shares in this offering. The offering price is not an indication of and is not based upon the actual value of our business. It bears no relationship to the book value, assets or earnings of the company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary of consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and related notes thereto included elsewhere in this prospectus. Our historical results are not necessarily indicative of future results.

                                                                                  Universal Tanning
                                                        Altamonte Tan, Inc.         Ventures, Inc.
                                                        -------------------      ------------------
                                                            Year Ended            Nine Months Ended
         Operating Data                                 December 31, 2001        September 30, 2002
         --------------                                 -------------------      ------------------
         Total sales revenue ..........................     $  104,530               $   68,954
         Cost of sales ................................         97,818                   64,175
         Selling, general and administrative ..........         32,638                  144,893
         Net loss .....................................        (32,106)                (138,934)
         Net loss per share, basic and diluted /(1)/...     $    (0.01)              $    (0.02)
         Weighted average common shares outstanding,
         basic and diluted /(1)/.......................      6,040,091                6,040,091

                                                                        September 30, 2002
                                                         ------------------------------------------------
         Balance Sheet Data                                    Actual             As Adjusted /(2)/(3)/
         ------------------                              -------------------    -------------------------
         Cash and cash equivalents ....................    $   82,495              $  1,021,295
         Current liabilities ..........................        19,801                    19,801
         Total debt ...................................             -                         -
         Total stockholders' equity ...................    $  424,066              $  1,222,866

_________

(1) Although Altamonte Tan, Inc. was an S-corporation, net loss per common share has been computed on a pro-forma basis as if Altamonte Tan, Inc.'s weighted average number of common shares had been outstanding for the 9 months ended September 30, 2002. Such information is unaudited.
(2) As adjusted to reflect (i) gross proceeds from the sale of the common stock in this offering of approximately $1 million, and (ii) the payment by us of estimated offering expenses.
(3) As adjusted to reflect the reduction of additional paid-in capital from offsetting, of the entire $140,000 of Deferred offering costs against the proceeds of this Offering.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                  RISK FACTORS

     The purchase of the shares involves a high degree of risk. Accordingly, each prospective purchaser should carefully read this prospectus in its entirety and should consider the following risks and speculative features inherent in and affecting this offering and our business. An investment in the shares should be made only by persons who can afford an investment involving such risks and who are able to sustain a loss of their entire investment.

Risks Specific to Our Company

Since we are in the early stage of development and have a limited operating history, it may be difficult for you to assess our business and future prospects.

     We were incorporated on January 4, 2002. Although we acquired the assets and assumed liabilities from an operating business, we have no independent history. There is nothing at this time upon which to base an assumption that our plans will prove successful, and there is no assurance that we will operate profitably. As an early stage business, we do not have relevant historical financial data on which to base planned operating expenses.

We will need additional financing to fund our business.

     Irrespective of whether we are successful in selling the maximum number of shares offered under this prospectus, after the net proceeds of the offering have been exhausted, we will require additional financing in order to carry out our business plan. Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing. There can be no assurance that we will obtain such additional capital on a timely basis, on favorable terms, or at all. If we are unable to generate the required amount of additional capital, our ability to meet our financial obligations and to implement our business plan may be adversely affected.

Our management is inexperienced in managing a public company.

     Our current management has not had any previous experience managing a public company or a large operating company. There can be no assurance that we will be able to effectively manage the expansion of our operations, that our systems, procedures, or controls will be adequate to support our operations or that our management team will be able to achieve the rapid execution necessary to fully exploit the market opportunity. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

We will be operating in a highly competitive market.

     The tanning market is highly competitive. We compete with other tanning companies, health clubs and spas that have significantly larger operations and greater financial, marketing, human and other resources than ours. Since these companies have resources which substantially exceed our own, they may be able to attract and retain better personnel, acquire superior tanning equipment, internal systems technologies and develop and implement superior marketing programs. If we cannot compete successfully against such competitors, it will impair our ability to ultimately establish our market position.

We need to attract, retain and motivate skilled personnel and retain our key personnel in order for our business to succeed.

     Our performance is substantially dependent on the performance of our senior management. In particular, our success depends on the continued efforts of our president and Chief Executive Officer, Glen Woods. While we have an employment agreement in place with Mr. Woods until February 2004, we have not obtained any "key man" or other insurance in connection with the life or employment of Mr. Woods. The loss of Mr. Woods' services could have a material adverse affect on our business, operational results, and financial condition.

     We believe that our future success will also depend in large part upon our ability to attract and retain highly skilled managerial and marketing personnel. We face competition for such personnel from other companies. There can be no assurance that we will be successful in hiring or retaining the personnel we require.

The offering price of our shares was arbitrarily determined by us.

     Prior to this offering, there has been no public trading market for our shares. The offering price of our shares has been arbitrarily determined by us and does not bear any relationship to established valuation criteria such as assets, book value or prospective earnings. Among the factors considered by us were the proceeds to be raised by the offering, the lack of trading market, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders and our relative requirements.

Control by the Principal Stockholders.

     Assuming receipt of the maximum offering proceeds, current officers, directors and Principal Stockholders will continue to own of record, or beneficially a majority of the issued and outstanding shares of Common Stock. Purchasers of shares hereunder will be minority stockholders of the Company and, although entitled to vote on any matters that require stockholder approval, will not control the outcome of such votes.

Unpredictability of future revenues; potential fluctuation in quarterly operating results.

     As a result of our lack of operating history and the nature of the markets in which we plan to compete, we are unable to forecast our future revenue accurately. We expect to experience fluctuations in our future operating results due to a variety of factors, many of which are outside our control, including variations in (i) demand for our products and services, (ii) introduction or enhancements of our products and services by us and our competitors, (iii) market acceptance of new products and services from us and our competitors, (iv) price reductions by us or our competitors or changes in how products and services are priced, (v) the mix of products and services sold by us and our competitors, (vi) costs of litigation and intellectual property protection,
(vii) our ability to attract, train and retain qualified personnel, (viii) the amount and timing of operating costs and capital expenditures related to expansion of our business, operations and infrastructure, (ix) governmental regulations and (x) general economic conditions and economic conditions specifically related to the indoor tanning industry. It is difficult to forecast the effect such factors, or any combination thereof, would have on our results of operations. There can be no guarantee that we will be able to achieve projected revenue levels. Based on the foregoing, we believe that its revenues, expenses, and operating results could vary significantly in the future.

Economic and Seasonal Conditions.

     Our business is seasonal in nature and is also subject to economic fluctuations. Purchase of our tanning services and products are discretionary and tend to decline during recessionary periods when disposable income is lower. Any significant declines in general economic conditions or uncertainties regarding future economic prospectus affecting consumer spending habits could have a material adverse effect on our business, financial condition and results of operations.

     Use of our services declines during the summer months (June, July and August) when natural sunlight is available for outdoor tanning. Seasonal variations in consumer use of indoor tanning facilities can materially affect our ability to sell services resulting in uneven sales and operational cash flow among fiscal quarters.

Risks Specific to Our Industry

Misconceptions of indoor tanning.

     The indoor tanning industry has been the subject of much media coverage as the industry has grown. There is much information delivered to the tanning and non-tanning public. Some of this information is well researched and accurate. Some of the information is not well researched or based on scientific data. We must be successful in educating our customers and potential customers on the benefits and risks of indoor tanning. There can be no assurance that we will be successful in properly educating our customer base.

Lack of industry support.

     Although there are over 20,000 tanning specific facilities in the U.S., no single industry association has been established that provides complete, effective, support platforms for the indoor tanning salon owners. Recently, the Indoor Tanning Association has made attempts to become that association. It is too early to predict the effectiveness of the ITA initiatives. There can be no assurance that an association will develop to provide the necessary industry support.

Regulatory uncertainties.

     If performed improperly, indoor tanning can result in injuries including severe sunburn. For that and many other reasons, the industry is regulated by the Food and Drug Administration. The FDA has set stringent rules and regulations that govern the manufacturing and use of indoor tanning devices. Many states have also followed suit and regulate the indoor tanning industry at the salon level. In addition, the result of some of these Regulations is the migration of companies to offer more expense or better-rated products and services, thereby further increasing costs. The adoption of additional laws or regulations may decrease the growth of the indoor tanning industry, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a negative effect on our business.

Health risks and implications associated with tanning.

     The success of our business is dependant upon the consuming public sustaining a belief that the benefits of indoor tanning outweigh the risks of exposure to ultraviolet light. Any significant change in public perception of indoor tanning brought about by media reports, scientific studies, governmental reports, rumors or otherwise which correlate tanning to a significant increase in the likelihood of skin cancer or other skin diseases, could have a material adverse affect on our business, financial conditions and results of operations.

Risks Specific to this Offering

We will have broad discretion in using the proceeds from this Offering and may not use them in a manner stockholders would prefer.

     We have identified uses for most of the proceeds from this offering, however, we will have broad discretion in how we use them. We are unable to commit to how much of the proceeds will be used for any identified purpose because circumstances regarding our planned uses of the proceeds may change. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. The failure of our management to apply the funds effectively could have a material adverse effect on our business and financial performance. In order to accommodate changing circumstances or opportunities, our management may reallocate or adjust the proceeds of this Offering among the purposes specified in the section of this Memorandum "Use of Proceeds." Accordingly, our management team will have broad discretion in the application of the proceeds of this Offering. As a result of the foregoing, our success will be dependent upon the discretion and judgment of our management with respect to the applicable and allocation of the net proceeds of this Offering. Thus, the proceeds may be insufficient to accomplish the objectives set forth in this Memorandum.

There is no minimum sale requirement or purchase commitment for this Offering.

     We will use our reasonable best efforts to sell all of the Shares offered hereby. These sales may be made directly by us, (through our officers and directors). No one has made any commitment to purchase any of the Shares offered hereby. Consequently, there can be no assurance that any of the Shares will be sold. Additionally, there is no minimum purchase required to effect the consummation of this Offering. Subject to a right of an investor resident in certain states to rescind his subscription, since subscriptions by investors to purchase Shares in this Offering are irrevocable upon receipt and acceptance by the Company, there is a risk that this Offering will be consummated with us receiving aggregate gross proceeds significantly less than the maximum amount of $1,000,000. We will deposit checks into our treasury and the funds will be out to immediate use. To the extent that the net proceeds raised are substantially less than the maximum amount, our opportunities would be severely diminished. In the event that an alternate source of financing is not obtained in a timely manner, those investors who participate in this Offering risk the loss of their entire investment.

Future sales of shares may adversely impact the value of our stock.

     The total amount of shares covered by this Offering Memorandum would represent approximately 12% of the number of shares if all of the shares were sold. If required, we will seek to raise additional capital through the sale of our common stock. Future sales of our common stock could cause the market price of our common stock to decline.

A purchase of shares will result in you sustaining immediate and substantial dilution.

     Upon the closing of this Offering, investors in this Offering will incur an immediate and substantial dilution (assuming the maximum number of shares is sold). A purchaser of the common stock will incur immediate and substantial dilution of about $0.86 per share, or 86% of such purchaser's investment in the common stock at an offering price of $1.00 per share, in that the net tangible book value of a share of common stock after the offering will be approximately $0.14 per share.

If a market were to develop for our shares, the share prices may be highly volatile.

     The market prices of equity securities of small companies have experienced extreme price volatility in recent years not necessarily related to the individual performance of specific companies. Accordingly, the market price of our shares following this offering may be highly volatile. Factors such as announcements by us, or our competitors concerning products, technology, governmental regulatory actions, other events affecting tanning companies generally and general market conditions may have a significant impact on the market price of our shares and could cause it to fluctuate substantially.

Potential future 144 sales may impact the price of our stock should a public trading market ever develop.

     Of the 10,000,000 shares of our common stock authorized, there are presently issued and outstanding 7,500,000. All are "restricted securities" as that term is defined under Securities Act of 1933, as amended, and in the future may be sold in compliance with Rule 144 of the Securities Act of 1933, as amended, or pursuant to a Registration Statement filed under the Securities Act of 1933. Rule 144 provides, in essence that a person holding restricted securities for a period of 1 year may sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to 1% of our outstanding shares every 3 months.

     Additionally, Rule 144 requires that an issuer of securities make available adequate current public information with respect to the issuer. That public information is deemed available if the issuer satisfies the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and of Rule 15c 2-11 of the Exchange Act. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of a company and who has satisfied a 2-year holding period without any quantity limitation and whether or not there is adequate current public information available. Investors should be aware that sales under Rule 144, or pursuant to a Registration Statement filed under the Securities Act, may have a depressive effect on the market price of our securities in any market that may develop for our shares.

Possible issuance of additional shares sales may impact the price of our stock should a public trading market ever develop.

     Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of common stock. Upon the sale of the maximum shares offered in this offering, approximately 15% of our authorized common stock will remain un-issued. Our Board of Directors has the power to issue any or all of such additional common stock without stockholder approval. Potential investors should be aware that any stock issuances might result in a reduction of the book value or market price, if any, of the then outstanding common stock. If we were to issue additional common stock, such issuance will reduce proportionate ownership and voting power of the other stockholders. Also, any new issuance of common stock may result in a change of control.

The value and transferability of our shares may be adversely impacted by the lack of a trading market for our shares and the penny stock rules should such a market develop.

     There is no current trading market for our shares and there can be no assurance that a trading market will develop, or, if such trading market does develop, that it will be sustained. To the extent that a market develops for our shares at all, they will likely appear in what is customarily known as the "pink sheets" or, assuming we are able to satisfy the requisite criteria, on the NASD OTCBB, which may limit their marketability and liquidity.

     To date, neither we, nor anyone acting on our behalf has taken any affirmative steps to request or encourage any broker/dealer to act as a market maker for our shares. Further, we have not had any discussions with any market maker regarding the participation of any market maker in the future trading market, if any, for our shares. In addition, holders of our shares may experience substantial difficulty in selling their securities including as a result of the "penny stock rules," which restrict the ability of brokers to sell certain securities of companies whose assets or revenues fall below the thresholds established by those rules.

The offering price of the shares was arbitrarily determined by us and thus, is not an indication of our stock's valuation.

     Prior to this offering, there has been no public trading market for our common stock. The initial public offering price of the shares has been arbitrarily determined by us and does not bear any relationship to established valuation criteria such as assets, book value or prospective earnings. Among the factors considered by us were the proceeds to be raised by this offering, the lack of trading market, the amount of capital to be contributed by the public in proportion to the amount of stock retained by present stockholders and our capital requirements over the next 18 months.

You are unlikely to receive dividends for the foreseeable future.

     Because we do not intend to pay any dividends, stockholders must rely on stock appreciation for any return on their investment in our common stock.

     We have not paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, are expected to be retained by us to finance and expand our business.

Our stock will initially be deemed "penny stock" which may reduce trading activity in the secondary market.

     The common stock is being offered at $1.00 per share of common stock. Our common stock will be subject to the penny stock rules and purchasers of the common stock may find it more difficult to sell their shares. Securities deemed "penny stocks" are subject to additional informational requirements in connection with any trades made in the penny stock. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

                                 USE OF PROCEEDS

     We estimate the net proceeds to us from the sale of our common stock pursuant to this prospectus, after deducting the estimated expenses of this offering ($61,200), to be approximately $938,800. We intend to allocate the net proceeds as follows:

                                             Assuming      Assuming      Assuming       Assuming
                                           Sale of 100%   Sale of 75%   Sale of 50%   Sale of 10%
                                                of           of             of             of
                                           Stock Being   Stock Being    Stock Being   Stock Being
Application                                  Offered       Offered        Offered       Offered
----------------------------------------   ------------  ------------   -----------   -----------
Marketing and advertising ..............     $150,000     $115,000      $ 80,000        $     -
Opening of a new location ..............      150,000      150,000       100,000              -
Potential acquisitions .................      150,000      150,000        90,000              -
Working capital and other general
 corporate purposes ....................      488,800      273,800       168,800         38,800
                                             --------     --------      --------        -------
    Total ..............................     $938,800     $688,800      $438,800        $38,800
                                             ========     ========      ========        =======

     The foregoing represents management's current expectations regarding the use of proceeds. The actual amount and timing of these expenditures will depend on numerous factors and cannot be predicted with any certainty. Based upon our current plans and assumptions relating to our business plan, we anticipate that the net proceeds of this offering, provided the maximum of 1,000,000 shares offered by us are sold, will satisfy our capital requirements for at least 12 months following the closing of this offering. If our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations. We cannot be certain that additional financing will become available if needed, or if available, whether it will be on terms and conditions satisfactory to us.

     We will invest proceeds not immediately required for the purposes described above principally in investment grade, interest bearing securities, including without limitation, certificates of deposit, money market accounts, short-term government securities or similar instruments. Any income from these short-term investments will be used for working capital.

     There is no minimum number of shares that must be sold in this offering. No escrow account has been established and all subscription funds will be paid directly to us. Although we expect to utilize the proceeds of this offering as set for the above, market conditions, business opportunities and other factors affecting our business may cause management to reallocate, in whole or in part, the proceeds among the uses specified above or other uses. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

                                    DILUTION

     The difference between the initial public offering price per share and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of common stock.

     At September 30, 2002, we had a net tangible book value of $284,066 or approximately $0.04 per share. After giving effect to the sale of the 1,000,000 shares being offered at an initial public offering price of $1.00 per share and after deducting estimated underwriting discounts and expenses of this offering, our adjusted net tangible book value at September 30, 2002 would have been $1,222,866 or approximately $0.14 per share, representing an immediate increase in net tangible book value of $0.10 per share to the existing stockholders, and representing an immediate dilution of $0.86 or 86% per share to new investors.

     The following table illustrates the above information with respect to dilution to new investors on a per share basis:

                                                                                           Proforma (Unaudited)
                                                                          -------------------------------------------------
                                                                           1,000,000     750,000     500,000      100,000
                                                                            Shares       Shares      Shares        Shares
                                                                            (100%)        (75%)       (50%)         (10%)
                                                                             Sold         Sold        Sold          Sold
                                                                          ---------    ----------   ----------   ----------
Initial public offering price .........................................     $1.00         $1.00        $1.00       $1.00
Net tangible book value per share as of September 30, 2002.............     $0.04         $0.04        $0.04       $0.04
Increase (decrease) in pro forma net tangible book value
   per share attributable to new investors ............................     $0.10         $0.08        $0.05       $0.00
Pro forma net tangible book value per share after this
   offering ...........................................................     $0.14         $0.12        $0.09       $0.04
Dilution per share to new investors ...................................     $0.86         $0.88        $0.91       $0.96
Percent dilution per share to new investors ...........................        86%           88%          91%         96%

     The following table summarizes, on a pro forma basis as of September 30, 2002, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, by existing stockholders and by new investors, at an assumed initial public offering price of $1.00 per share before deducting estimated sales commissions and estimated offering expenses payable by us:

                                                                                         Average
                                           Shares Purchased       Total Consideration   Price Per
                                        ----------------------  ----------------------
                                           Number     Percent      Amount     Percent     Share
                                        ----------- ----------  ----------- ----------  ---------
     Existing stockholders ............  7,500,000      88%     $  625,500     38%        $0.08
     New investors ....................  1,000,000      12       1,000,000     62          1.00
                                         ---------    ----      ----------   ----         -----
         Total ........................  8,500,000     100%     $1,625,500    100%        $0.19
                                         =========    ====      ==========   ====         =====

                                 DIVIDEND POLICY

     We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the expansion of our business and for general corporate purposes. Our board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. Our ability to pay cash dividends in the future could be limited or prohibited by the terms of financing agreements that we may enter into or by the terms of any preferred stock that we may authorize and issue.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2002, on an actual basis and as adjusted for the sale of the 1,000,000 shares of common stock offered at an offering price of $1.00 per share (after deducting the estimated offering expenses):

                                                                                September 30, 2002
                                                     --------------------------------------------------------------
                                                                                      As Adjusted
                                                                 --------------------------------------------------
                                                                  1,000,000       750,000     500,000      100,000
                                                                    Shares        Shares      Shares       Shares
                                                                    (100%)         (75%)       (50%)        (10%)
                                                       Actual        Sold          Sold        Sold         Sold
                                                     ----------   ----------    ----------  ----------   ----------
Common Stock, par value $0.0001; 10,000,000
  shares authorized; 7,500,000 shares issued
  and outstanding (actual); 8,500,000, 8,250,000,
  8,000,000, and 7,600,000 issued outstanding
  (as adjusted)                                      $      750   $       850   $      825  $      800   $      760

Additional Paid in Capital                              562,250     1,360,950    1,110,975     861,000      461,040

Accumulated Deficit                                    (138,934)     (138,934)    (138,934)   (138,934)    (138,934)
                                                     ----------   -----------   ----------  ----------   ----------

Total Stockholders' Equity                           $  424,066   $ 1,122,866   $  972,866  $  722,866   $  322,866
                                                     ==========   ===========   ==========  ==========   ==========

                            SELLING SECURITY HOLDERS

             There are no selling security holders in this offering.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those discussed in the forward-looking statements as a result of the various factors set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

     We own and operate a single indoor tanning salon business that offers a full range of indoor tanning products and services to our customers. The revenue from this single salon accounts for 100% of our total revenues.

     90% of our products are lotions; the remaining 10% consist of stickers, drinks, sunglasses and protective eyewear. We carry approximately 80-100 different lotion products ranging from sample packets to premier lotion products. Prices range on our lotion products from $4 for sample products to $55 for premier lotion products.

     Our services are comprised of single tanning sessions, multi-session tanning packages, term memberships and upgrades. Single tanning sessions can be purchased on one of our 5 different types of tanning beds at prices ranging from $8 to $16. Our multi-session packages consist of the purchase of 5 or 10 tans on any one of our different types of beds. On each of the beds, we offer term memberships of 1 month. With each term membership, a customer can tan on that specific bed an unlimited number of times over the course of a month. Due to the wide variety of tanning choices, we offer upgrade packages so that clients can increase their tanning experience with an upgrade package to a more powerful tanning bed.

     Our expenses from the operation of this single indoor tanning salon consist primarily of lease expenses for the tanning salon store location, payroll and related expenses, costs of tanning products, insurance and utilities.

     Revenue recognition. Substantially all of our revenue is generated through the delivery of tanning services and the tanning product sales. Revenue is recognized as services are provided or products are purchased.

     Cost of services. Cost of services consists of direct costs to provide services to our customers and primarily includes certain salaries, wages and related fringe benefits of our employees directly serving customers, the cost of inventory and the allocation of occupancy costs.

     Selling, general and administrative. Selling, general and administrative expenses include the salaries and wages and related fringe benefits of our employees not performing work directly for customers, and occupancy and other costs necessary to support those employees. Among the functions included in these expenses are sales and marketing and corporate services (accounting, information systems support, legal and human resources). In future periods we expect our general and administrative expenses to increase as a result of our incurring customary costs associated with being a public company.

Summary of Altamonte Tan, Inc. Acquisition

     Our president, Glen Woods, owned and operated Altamonte Tan, Inc., a single indoor tanning salon business. We acquired the assets and assumed certain liabilities of Altamonte Tan, Inc. on February 28, 2002 in exchange for $30,000. We have continued to operate the business of Altamonte Tan, Inc. since our acquisition of its assets under the name "Universal Tanning." Although the business we acquired, Altamonte Tan, Inc., has been in operation for 5 years prior to our acquisition, our own independent pre-acquisition revenues and operations have been de minimis.

     The acquisition of Altamonte Tan, Inc. was accounted for in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141 "Business Combinations" ("SFAS 141"), which requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. SFAS 141 also sets forth guidelines for applying the purchase method of accounting in the determination of intangible assets, including goodwill acquired in a business combination, and expands financial disclosures concerning business combinations. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by our management, based on information available and on assumptions as to future operations.

Strategy

     Our goal is to become the first nationally branded total indoor tanning company that provides a full range of indoor tanning products and services to consumers throughout the United States. We intend to establish a network of indoor tanning salons throughout the United States through which we can offer tanning sessions, tanning packages, tanning lotions and accelerators, and tanning accessories. Our tanning professionals expect to offer educational information and tanning news to our customers. We intend to grow our business by opening new locations and acquiring other operating salons.

     Based on our operations of our single location, we intend to make certain improvements in our operations that we believe will increase revenue and are transferable to new locations as we open or acquire them. These include the following:

          . We have determined that our profit margins are better in connection with the sale of products. We intend to try and take advantage of these increased margins by trying to move our sales mix more towards the sale of products.

          . In January 2003, we are planning to introduce an electronic funds transfer, or EFT, program that will give our customers the convenience of having their membership payments made automatically through electronic payments tied to their credit or debit card. We believe this will decrease the rate of default on payments, reduce the number of days we must wait for a payment to be made, assist in evening out the seasonality of our sales and provide a competitive advantage over those tanning stores that do not provide this option.

          . We have developed a proprietary, custom software system that is designed to help increase our operational efficiency and revenue by providing management with detailed reports on all operational aspects of the business including without limitation product sales, bed usage, and customer demographic information.

     Based on our operations of our single location, the majority of expenses such as rent, payroll, utilities and insurance are fixed in nature. Once expenses are set for a given salon, it is difficult to cut costs by a significant amount. As we expand locations nationally, increased purchasing power should reduce certain expenses and increased marketing exposure should drive more traffic to our salons for less money, thereby increasing profits.

     Based on operations of single store, as we implement our expansion strategy and grow the number of our locations, we expect that our expenses will increase due to acquisition costs associated with the expansion of operations. We anticipate that our legal and professional and accounting fees will rise significantly based on the type, size and complexity of any acquisition of other operating tanning salons. If we are unable to control the costs of acquiring other tanning salons, our ability to grow through acquisition could be reduced significantly.

     We are looking for appropriate acquisition targets to grow the number of salon locations we own and operate. Salons that are profitable, in demographically favorable areas and willing to be acquired for stock are our ideal candidates.

Critical Accounting Policies

     We prepare our financial statements in conformity with accounting principals generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available to us. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies that we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

     Revenue recognition. Substantially all of our revenue is generated through the delivery of tanning services and the tanning product sales. Revenue is recognized when products are purchased. When individual tans and upgrades are purchased, revenue is recognized when the service (or tan) is provided. If the customer buys a tanning package or term membership that contains multiple tanning sessions, the revenue is recognized in a straight-line basis as the tanning service is provided. We account for the total number of tans yet to be provided in the deferred revenue account in the current liability section of the balance sheet. Tanning packages purchased after March 1, 2002 have an expiration date of 12 months after the purchased date. Our experience is that most customers use their tanning package prior to expiration and that as we build our customer base, the balance of the deferred revenue account does not fluctuate that much due to the renewing or repurchasing of tanning packages by our customers.

     Inventory Valuation. We review our inventory balances to determine if inventories can be sold at amounts equal to or greater than their carrying value. The review includes identification of slow-moving inventories, obsolete inventories, and discontinued products or lines of products. The identification process includes analysis of historical performance of the inventory and current operational plans for the inventory as well as industry and customer-specific trends. If our actual results differ from management expectations with respect to the selling of our inventories at amounts equal to or greater than our carrying amounts, we would be required to adjust our inventory values accordingly.

     Net operating loss carry forwards. We have not recognized the benefit in our financial statements with respect to the approximately $138,000 net operating loss carry forward for federal income tax purposes as of September 30, 2002. This benefit was not recognized due to the possibility that the net operating loss carry forward would not be utilized, for various reasons, including the potential that we might not have sufficient profits to use the carry forward or that the carry forward may be limited as a result of changes in our equity ownership. We intend to use this carry forward to offset our future taxable income. If we were to use any of this net operating loss carry forward to reduce our future taxable income and the Internal Revenue Service were to then successfully assert that our carry forward is subject to limitation as a result of capital transactions occurring in 2002 or otherwise, we may be liable for back taxes, interest and, possibly, penalties prospectively.

     Impairment of Long Lived Assets. We assess the impairment of long-lived assets on an ongoing basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable based upon an estimate of future undiscounted cash flows. Factors we consider that could trigger an impairment review include the following: (i) significant underperformance relative to expected historical or projected future operating results; (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business; (iii) significant negative industry or economic trends; (iv) significant decline in our stock price for a sustained period; and (v) our market capitalization relative to net book value.

     When we determine that the carrying value of any long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure impairment based on the difference between an asset's carrying value and an estimate of fair value, which may be determined based upon quotes or a projected discounted cash flow, using a discount rate determined by our management to be commensurate with our cost of capital and the risk inherent in our current business model, and other measures of fair value.

Results of Operations

     Prior to the acquisition of substantially all of the assets of Altamonte Tan, Inc. on February 28, 2002, our operations consisted mainly of the development of our business plan and the analysis of the tanning industry. Results from fiscal year 2001 are exclusively the results of the business of Altamonte Tan, Inc. Results for fiscal year 2002, are presented on a pro forma basis through September 30, 2002 as though we had acquired Altamonte Tan, Inc. on January 1, 2002.

     We are in the early stage of operations and, as a result, the relationships between revenue, cost of revenue, and operating expenses reflected in the financial information included in this prospectus do not represent future expected financial relationships. Much of the cost of revenue and operating expenses reflected in our financial statements are relatively fixed costs. We expect that these expenses will increase with the escalation of sales and marketing activities and transaction volumes, but at a much slower rate of growth than the corresponding revenue increase. Accordingly, we believe that, at our current stage of operations, period-to-period comparisons of results of operations are not meaningful.


                                                                            Nine Months Ended
                                                                               September 30,
                                                                     --------------------------------
                                                Year Ended                2001            2002/(1)/
                                             December 31, 2001        (unaudited)       (pro forma)
                                             -----------------       -------------     --------------
Tanning sales                                        84%                     83%             84%
Product sales, net                                   16                      17              16
                                             -----------------       -------------     --------------
     Total revenue                                  100                     100             100
Cost of revenue                                      94                      88              92
                                             -----------------       -------------     --------------
     Gross profit                                     6                      12               8
                                             --------------------------------------------------------
Selling, general and administrative                  31                      30             171
     Operating income (loss)                        (25)                    (18)           (163)
                                             --------------------------------------------------------
Interest expense, net                                (6)                     (6)              2
     Income (loss) before income taxes              (31)                    (24)           (161)
                                             -----------------       -------------     --------------
Provision (benefit) for income taxes                  0                       0               0
                                             -----------------       -------------     --------------
     Net income (loss)                              (31)%                   (24)%          (161)%

___________

     /(1)/ Pro forma results include results from operations for fiscal year 2002 as if Altamonte Tan, Inc. was acquired on January 1, 2001.

Nine Months Ended September 30, 2002 Compared to the Nine Months Ended September 30, 2001

     Net Sales. Net sales increased by approximately $6,300 or 8%, to $88,200 in 2002 from $81,900 in 2001. This increase was the result of the purchase of new tanning equipment in March 2002. These capital expenditures expanded our ability to provide more service to our customers by providing higher quality tanning beds.

     Gross Profit. Although our net sales increased by 6%, we did not realize a corresponding increase in gross profit. Gross profit decreased approximately $2,000, or 12%, to $7,400 in 2002 from $9,400 in 2001. This was due to both the increase in the sales commissions we paid to our employees and the increased hours of operation for our store during the same period. During this period we doubled the commissions we pay to our employees for the sale of tanning products and services from 5% to 10% and added an additional day each week to our operations. The increase in our cost of revenue during 2002, resulted in the aforementioned decrease in gross profit.

     Selling, General and Administrative. Selling, general and administrative expenses increased approximately $126,500 or 521% from $24,300 in 2001 to $150,800 in 2002. Approximately $100,000 of the increase was due to the signing of certain consulting contracts to assist with the strategic planning of the company in 2002. In addition, approximately $18,000 of this total increase was due to the employment contract signed with our Glen Woods, our CEO. Other factors impacting the increase was a $10,000 consulting agreement signed by the company to assist with the organization and structuring of the company.

     Interest Expense, net. Interest expense, net decreased by approximately $5,800, or 125%, to $1,200 in 2002 from $4,600 in 2001. This decrease reflected the recapitalization of Altamonte Tan, Inc. with the purchase of its assets and the assumption of only certain liabilities by us on February 28, 2002.

Liquidity and Capital Resources

     We had cash balances totaling $82,495 at September 30, 2002. Our principal sources of funds have been cash generated from financing activities.

     We believe that cash flow from operations will be sufficient to fund our currently anticipated requirements for ongoing operations and budgeted capital expenditures for the twelve-month period following the closing of this offering. We currently intend to satisfy our long-term liquidity requirements from cash flow from operations and with the proceeds from this offering. However, our long-term liquidity requirements will depend on many factors, including but not limited to, various risks associated with our business that affect our sales levels and pricing, our ability to recover all of our up-front costs related to future acquisitions, capital expenditures and operating expense requirements and there can be no assurance that we will not need to raise additional funds to satisfy them.

     Cash flow from operations. We have been unable to generate significant liquidity or cash flow from our current operations. We frequently change our pricing structure to take into account our clients' fluctuating cash flows, service and product needs. For example, we may reduce our prices of tanning packages or offer certain advantageous offers during our non-peak months of July thru December. We generally experience an increased level of cash flow from operations in the first six months of the calendar year as our clients prepare their tan for the summer. We anticipate that cash flows from operations will be breakeven for the full year 2003.

     Cash flow from investing activities. Net cash used in investing activities is largely attributable to capital expenditures for tanning equipment to support our internal expansion. We have no material commitments for capital expenditures. However, we will continue to need computer and office equipment as we expand our operations.

     Cash flows from financing activities. Cash generated from financing activities has primarily been used in the acquisition of Altamonte Tan along with costs associated with this offering. We believe the net proceeds from the sale of the common stock offered hereby, together with the funds generated by operations, will provide adequate cash to fund our anticipated cash needs over at least the next 12 months and for the foreseeable future. Such needs may include investments in new products and services, expansion of the internal infrastructure to support future growth and acquisitions of complementary businesses.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board (FASB or the "Board") issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), Business Combinations, and No. 142 ("SFAS No. 142"), Goodwill and Other Intangible Assets, collectively referred to as the "Standards". SFAS No. 141 supersedes Accounting Principles Board Opinion (APB) No. 16, Business Combinations. The provisions of SFAS No. 141 (1) require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, and (3) require that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. SFAS No. 141 also requires that upon adoption of SFAS No. 142 the Company reclassify the carrying amounts of certain intangible assets into or out of goodwill, based on certain criteria. SFAS No. 142 supersedes APB 17, Intangible Assets, and is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. The provisions of SFAS No. 142 (1) prohibit the amortization of goodwill and indefinite-lived intangible assets, (2) require that goodwill and indefinite-lived intangibles assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), (3) require that reporting units be identified for the purpose of assessing potential future impairments of goodwill, and (4) remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

     The provisions of the Standards also apply to equity-method investments made both before and after June 30, 2001. SFAS No. 141 requires that the unamortized deferred credit related to an excess over cost arising from an investment that was accounted for using the equity method (equity-method negative goodwill), and that was acquired before July 1, 2001, must be written-off immediately and recognized as the cumulative effect of a change in accounting principle. Equity-method negative goodwill arising from equity investments made after June 30, 2001 must be written-off immediately and recorded as an extraordinary gain, instead of being deferred and amortized. SFAS No. 142 prohibits amortization of the excess of cost over the underlying equity in the net assets of an equity-method investee that is recognized as goodwill.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The adoption of this statement will have no impact on the Company's financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and primarily addresses the development of a single accounting model for long-lived assets to be disposed of. The Company adopted this statement on January 4, 2002.

     In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. These costs include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." Statement 146 replaces Issue 94-3. This statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company has not determined the impact of its future adoption of this statement.

                                    BUSINESS

Overview

     Universal Tanning Ventures, Inc., a Delaware Corporation was formed in January of 2002 for the purpose of establishing a network of indoor tanning salons. We have acquired substantially all of the assets of Altamonte Tan, Inc. and have retained the services of its president and founder, Mr. Glen Woods. Although the business that we acquired has been in operation since March 1997 and currently accounts for all of our revenue, our own independent pre-acquisition revenues and operations have been de minimis. Our goal is to become a total indoor tanning company that provides a full range of indoor tanning products and services to consumers through a national network of indoor tanning salons. We intend to offer tanning sessions, tanning packages, tanning lotions and accelerators, and tanning accessories. Our tanning professionals will offer educational information and tanning news to our customers.

     We have analyzed the indoor tanning industry and have developed a model for the sale of tanning sessions, tanning packages, lotions and accelerators, and tanning accessories. We believe that the full service tanning salon market has not been fully addressed by other indoor tanning companies at the current time. We intend to redefine how tanning products and services are offered and supplied to consumers by creating a network of tanning salons that will allow a member of our network to utilize their membership at any of our salons. We intend to create this network of salons through both organic growth and the acquisition of existing salons.

     We expect to grow our revenue through (i) the increased sales of our products and services in our existing salon; (ii) the opening and operation of new salons; and (iii) the creation and sale of new member benefits, products and services, including the member option of utilizing our products and services at multiple locations.

     Our Chief Executive Officer, Glen Woods, the founder and president of Altamonte Tan, Inc. has five years experience in the operation of indoor tanning facilities. We have signed Mr. Woods to an employment agreement to serve as our Chief Executive Officer. The employment agreement will be for a term of two years at a base salary of $30,000 per year.

Summary of Altamonte Tan, Inc. Acquisition

     Our president, Glen Woods, owned and operated Altamonte Tan, Inc., a single indoor tanning salon business. We acquired the assets and assumed certain liabilities of Altamonte Tan, Inc. on February 28, 2002 in exchange for $30,000. We have continued to operate the business of Altamonte Tan, Inc. since our acquisition of its assets under the name "Universal Tanning." Although the business we acquired, Altamonte Tan, Inc., has been in operation for 5 years prior to our acquisition, our own independent pre-acquisition revenues and operations have been de minimis. The revenue from this single salon accounts for 100% of our total revenues.

Industry Background

     The indoor tanning industry is highly fragmented and very competitive. There are over 20,000 indoor tanning salons scattered throughout the United States. In 2000, the indoor tanning industry was a more than $4.2 billion industry, and that number is expected to grow in 2001. Last year, more than 27.5 million people tanned indoors in the United States.

     Over the past 10 years the industry has more than doubled, remaining one of the strongest sectors of the fitness and recreation markets. More than 60 percent of the growth in the indoor tanning industry is coming from within the industry itself, i.e., 60 percent of the new salons are current salon owners either expanding or opening other locations. Overall, the number of tanners has increased 5 percent from 27 million in 1999 to 28.3 million in 2000. The number of commercial tanning locations continues to grow as well. In addition to the estimated 20,000 locations that concentrate strictly on tanning, there are another 12,000-15,000 locations such as health clubs, video stores and beauty salons that offer indoor tanning and that number continues to grow annually.

     The demographics of the average indoor tanner have remained fairly constant over the industry's more than 30-year history. The majority of those who tan continue to be in the 16 - 49 age group, 70 percent of which are women and 53 percent of which are women age 20-39. However, in talking with salon owners, one of the fastest-growing segments of the indoor tanning industry is with older tanners over the age of 55. According to surveys, more than 2.5 percent of indoor tanning demographic now consists of tanners over the age of 55.

     What is most significant about the indoor tanning industry's demographic of tanners, is that it contains one of the highest service-based spending groups--a combination of the older baby boomer generation, as well as the maturing generation X demographic. According to American Demographics magazine, as baby boomers, age 36-54, move into a new stage of life, it signals a fundamental change that goes far beyond the demand for products and services that appeal to the middle-aged. The projections suggest that as baby boomers leave youth behind, many markets are likely to be substantially affected--including the indoor tanning market. In general, baby boomers are highly focused on preserving their appearance and spend 38.3 percent of their income trying to stay looking young. One of the ways that they go about trying to stay young is by spending money on fitness and recreation, of which the indoor tanning industry is a part.

     These demographics have resulted in tanning salons offering more than just tanning. Ancillary services offered by tanning salons include nails (26 percent), day spa services including massage, facials and aromatherapy (24 percent). Additionally, nearly 34 percent of salons surveyed sold active wear, 29 percent sold some type of refreshment and more than 39 percent sold nutritional supplements.

     More than 51 percent of salon owners say their salon revenue was $200,000 or more in 2000, and 59 percent say they expect to see their revenue increase in 2001 compared. Additionally, 78 percent of salon owners say they are either expecting to expand their facilities or purchase additional tanning units within the next year, while 22 percent are not anticipating expansion.

     On the average 25 percent of average salon owners charge $5 or less per tanning session with another 26 percent charge between $5.01-$7 and 49 percent charge more than $7.01.

     In tracking the different segments of the indoor tanning industry, the fastest-growing market is the lotion and skincare market. Over the past nine years, the lotion market has grown by more than 300 percent and there is no end in sight. For salon owners, lotion sales can and should account for a large portion of the salon's revenue. Forty-three percent of salons average 43 percent of their monthly revenue from lotion sales; approximately 25 percent to 30 percent average 39 percent; 11 percent average more than 30 percent; and, 7 percent average less than 10 percent.

     In 1992-1993, the typical tanning salon consisted of 6.7 tanning units and had an average customer database of 1,673. Today, it is estimated that a salon now has about 11 units and an average database of more than 2,200 customers. Although the average tanning salon now has more than 11 units, salons with fewer than four beds still represent the largest component of the industry; this may be attributed to growth within the beauty industry where one or two tanning beds often are added to existing beauty salons. The percentage of salons with six to 10 units remains around 42 percent, with 11-15 units at 12 percent and those with more than 16 units at more than 21 percent. We believe this industry growth and ownership fragmentation represents a significant market opportunity for companies like ours that have experienced and professional management, access to capital and a business plan that includes the branding, standardization of business methods, organic growth strategies and a goal of quickly acquiring a number of companies to achieve first mover advantage in the industry.

Government Regulation

     Both state and federal laws and regulations affect the indoor tanning services industry. The applicable federal laws and regulations do not affect us directly and are primarily targeted at manufacturers of tanning booths, beds and other devices used by us in our day-to-day operations. The principal federal laws regulating the manufacture of indoor tanning devices are the Federal Food, Drug and Cosmetic Act administered by the Federal Food and Drug Administration, the Public Health Service Act and the Radiation Control for Health and Safety Act.

Because of the potential of injury and misuse of the tanning devices, the FDA has issued stringent rules and regulations governing the manufacture and use of indoor tanning devices.

     State regulation of the indoor tanning industry varies from state to state. Many states have no laws or regulations regarding indoor tanning. Approximately 28 states have either adopted or are in the process of adopting laws and regulations dealing with the indoor tanning industry in their state. State laws primarily regulate the health and safety aspects of tanning operations rather than regulating the devices employed. Typical states require a minimum age of the customer, use of protective eyewear during any tanning session, maintenance of proper exposure distance and maximum exposure time as recommended by the manufacturer and availability of suitable physical aids such as handrails. Violation of the federal or state laws could result in criminal or civil penalties.

     The adoption or modification of laws or regulations applicable to the indoor tanning industry could harm our business. New laws may impose burdens on companies in the indoor tanning industry. The growth of the indoor tanning industry may prompt calls for more stringent consumer protection laws.

The Market Opportunity

     We have analyzed the indoor tanning industry and believe that it is highly fragmented and very competitive. There are over 20,000 indoor tanning salons located throughout the United States. Over the past 10 years the industry has more than doubled, remaining one of the strongest sectors of the fitness and recreation markets. We also believe that developments in the indoor tanning industry are drawing more media attention to indoor tanning. This increased exposure, new tanning equipment, and developments in tanning safety should result in an increase in the market for indoor tanning related products and services. Currently, we do not believe there is a company that has multiple physical locations and the ability to offer the "total" tanning solution by providing customers a single source with access to all indoor tanning related products, services and information.

The Universal Tanning Solution

     We believe this industry growth and ownership fragmentation represents a significant market opportunity for companies like ours that have experienced and professional management, access to capital and a business plan that includes the branding, standardization of business methods, organic growth strategies and a goal of quickly acquiring a number of companies to achieve first mover advantage in the industry. We believe that to succeed, companies will need to provide extensive product selection, detailed product information and other value added services while aggregating all aspects of the tanning experience in multiple, easy to access locations. We have analyzed the indoor tanning industry and have developed a model for the sale of tanning sessions, tanning packages, lotions and accelerators, and tanning accessories. As we implement our business plan, our goal is to become the first, national indoor tanning company in the United States and, utilizing that network of salons, become know as the "total" tanning solution through which customers can access all indoor tanning related products, services and information.

Strategy

     Our strategy is to become that "single source" by utilizing online information and services, multiple physical locations and an interconnected network of salons throughout the United States to become the total tanning company and a leading provider of tanning related goods and services. We intend to build a network of indoor tanning salons through which we can offer our products and services. We also intend to implement a membership program that will allow the members to use the tanning services purchased at any of our network salons. We intend to create this network of salons through both organic growth and acquisition of existing salons. We expect this strategy to allow us to grow our revenue through (i) the increased sales of our products and services in our existing salon; (ii) the opening and operation of new salons; and (iii) the creation and sale of new member benefits, products and services, including the member option of utilizing our products and services at multiple locations.

     Our goal is to become the first nationally branded total indoor tanning company that provides a full range of indoor tanning products and services to consumers throughout the United States. We intend to establish a network of indoor tanning salons throughout the United States through which we can offer tanning sessions, tanning packages, tanning lotions and accelerators, and tanning accessories. Our tanning professionals expect to offer educational information and tanning news to our customers. We intend to grow our business by opening new locations and acquiring other operating salons.

     We believe that developments in the indoor tanning industry are drawing more media attention to indoor tanning. This increased exposure, new tanning equipment, and developments in tanning safety should result in an increase in the market for indoor tanning related products and services. However, the indoor tanning industry is highly fragmented. We believe that to succeed, companies will need to provide extensive product selection, detailed product information and other value added services while aggregating all aspects of the tanning experience in multiple, easy to access locations. Currently, we do not believe there is a company that offers the "total" tanning solution by providing customers a single source with access to all indoor tanning related products, services and information. Our strategy is to become that "single source" by utilizing online information and services, multiple physical locations and an interconnected network of salons to become the total tanning company and a leading provider of tanning related goods and services.

     We have analyzed the indoor tanning industry and have developed a model for the sale of tanning sessions, tanning packages, lotions and accelerators, and tanning accessories. We intend to build a network of indoor tanning salons through which we can offer our products and services. We also intend to implement a membership program that will allow the members to use the tanning services purchased at any of our network salons. We intend to create this network of salons through both organic growth and acquisition of existing salons. We expect this strategy to allow us to grow our revenue through (i) the increased sales of our products and services in our existing salon; (ii) the opening and operation of new salons; and (iii) the creation and sale of new member benefits, products and services, including the member option of utilizing our products and services at multiple locations.

Our Products and Services

     Products. Our products consist of approximately 90% lotions and remaining 10% is stickers, drinks, sunglasses and protective eyewear. We carry approximately 80-100 different lotion products ranging from sample packets to premier lotion products. Prices range on our lotion products from $4 for sample products to $55 for premier lotion products.

     Services. Our services are comprised of single tanning sessions, multi-session tanning packages, term memberships and upgrades. Single tanning sessions can be purchased on our one of our 5 different types of tanning beds at prices ranging from $8 to $16. Our multi-session packages consist of the purchase of 5 or 10 tans on any one of our different types of beds. On each of the beds, we offer term memberships of 1 month. With each term membership, a customer can tan on that specific bed an unlimited number of times over the course of a month. Due to the wide variety of tanning choices, we offer upgrade packages so that clients can increase their tanning experience with an upgrade package to a more powerful tanning bed.

Sales and Marketing

     Our marketing strategy is designed to attract consumers to purchase indoor tanning products and services, convert browsers to buyers, meet or exceed customer expectations, drive loyalty and repeat purchases while building enduring brand equity. In order to implement this strategy, we intend to execute an integrated marketing campaign that includes the following:

  .  Advertising

     Our advertising will be designed to build brand equity, create awareness, and generate initial purchases of our products and services. We expect to use a mix of traditional print media, direct mail, billboards, radio and online banners, text links and e-mail newsletters.

  .  Event Sponsorship

     We expect to sponsor events that are designed to build brand awareness and build our customer base. We intend to sponsor events that support cross marketing to potential customers that fit the demographic profile for indoor tanners.

  .  Promotions

     We intend to selectively utilize promotional offers to further our brand building efforts. This includes promotions such as on-site merchandising of product we have been able to buy in bulk from vendors at reduced prices that we can sell to our customers at a discount.

Competition

     According to salon owners, competition is being waged by traditional tanning salons, beauty salons with indoor tanning units and other retail stores with tanning beds. We are subject to extensive competition from numerous competitors. We believe that indoor tanners make their purchase decisions based on price, quality and type of equipment, word of mouth, and advertising. Some of our competitors are larger than us and have substantially greater financial and marketing resources. In addition, some of our competitors may be able to secure products from vendors on more favorable terms, offer a greater product selection, and adopt more aggressive pricing policies than we can.

Employees

     We currently have 3 employees, 2 of who are part-time sales personnel and 1 who is general, administrative and executive management personnel. None of the employees are covered by a collective bargaining agreement and our management considers relations with our employees to be good.

Legal Proceedings

     We are not a party to any pending legal proceeding or litigation. In addition, none of our property is the subject of a pending legal proceeding. We are not aware of any legal proceedings against the company or our property contemplated by any governmental authority.

                                   MANAGEMENT

Executive Officers and Directors

     The names of our executive officers and directors, their ages as of November 1, 2002, and the positions currently held by each are as follows:

        Name                    Age   Position

        Glen Woods ..........    47   President, Chief Executive Officer,
                                      Principal Accounting Officer and Director
        Dyron M. Watford ....    26   Director

     Glen Woods has served as our President, Chief Executive Officer, Principal Accounting Officer and a Director since the acquisition of Altamonte Tan, Inc. on February 28, 2002. From March 1997 to February 2002, Mr. Woods served as the president of Altamonte Tan, Inc.

     Dyron M. Watford, a Certified Public Accountant, was elected to serve as a director of the company in November 2002. In May 2001, Mr. Watford was elected and still serves as the sole officer and director of Frontier Educational Systems, Inc., of which he is the founder and sole stockholder. Since August 2000, Mr. Watford has served as the president, sole stockholder and director of Sirus Capital Corp, Inc., a consulting company providing financial services to existing and emerging private and public companies. From December 1998 to August 2000, Mr. Watford was an auditor for Arthur Andersen, LLP. Mr. Watford's completed his Master of Business Administration degree from the University of Central Florida in December 1998. From 1997 to 1998, Mr. Watford worked at the Certified Public Accounting firm of DeArrigoitia & Company as a staff accountant.

Directors' Compensation

     Currently there is no compensation package for our board. We expect to create a compensation package for our board members during the next 12 months.

     We currently do not have any employee stock option or other incentive plans.

     Neither Mr. Mr. Woods nor Mr. Watford has any prior experience as an officer or director of any publicly traded or reporting company.

Board of Directors and Committees

     The directors are elected to one-year terms. Each director holds office until the expiration of the director's term, until the director's successor has been duly elected and qualified or until the earlier of such director's resignation, removal or death. Our board of directors does not have an audit or any other committee.

Executive Compensation

     The following table shows the cash compensation paid by us, as well as certain other compensation paid or accrued, during the period ended September 30, 2002 to our Chief Executive Officer.

                           Summary Compensation Table

                                                                                                     Long-Term
                                                                                                    Compensation
                                                                                             ------------------------
                                                                                                      Shares of
                                                              Annual Compensation/(1)/              Common Stock
                                                          --------------------------------
                                                                          Other Annual               Underlying
Name and Position                                 Year     Salary ($)    Compensation ($)            Options (#)
-----------------                                 ----    -----------   ------------------   ------------------------
Glen Woods, CEO                                   2002      $17,500           $ -                      -

_______________
/(1)/ Mr. Woods employment commenced on February 28, 2002. Therefore the period ended September 30, 2002, only includes seven months. The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to such executive officer. The aggregate amount of such compensation for such officer is less than 10% of the total annual salary and bonus.

Employment Agreements

     We entered into a two-year employment agreement, effective February 28, 2002, with Glen Woods. Pursuant to the agreement, an annual base salary of $30,000 is paid to Mr. Woods. Mr. Woods is not entitled to an annual base salary increase. Mr. Woods' employment agreement contains confidentiality provisions and also prohibits him from competing with us during the term of the agreement and for one year thereafter.

Limitation on Liability and Indemnification Matters

     Our By-laws provide that we shall indemnify each Director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the Delaware General Corporation Law.

     The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, associates or other agents for which indemnification is being sought. We are also not aware of any threatened litigation that may result in claims for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act, and is unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information known to us, as of the date of this prospectus and as adjusted to reflect the sale by us of 1,000,000 shares of common stock offered under this prospectus, relating to the beneficial ownership of common stock by:

     . each person who is known by us to be the beneficial holder of more than 5% of our outstanding common stock;
     .    each of our named executive officers and directors; and
     .    our directors and executive officers as a group.

     We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted. Unless otherwise indicated, the address of each stockholder listed in the table is care of Universal Tanning Ventures, Inc., 4044 W. Lake Mary Boulevard, #104-347, Lake Mary, Florida 32746.

     Percentage ownership in the following table is based on 7,500,000 shares of common stock outstanding as of the date of this prospectus, and as adjusted to reflect the sale of 1,000,000 newly issued shares of common stock offered under this prospectus. A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

                                    Number of               Percentage of Shares
                                     Shares                  Beneficially Owned
                                                     ---------------------------------
                                  Beneficially             Before            After
Name of Beneficial Owner             Owned                Offering         Offering
----------------------------    ------------------   -----------------  --------------
Glen Woods                               2,250,000         30.0%             26.5%

Patrick Abraham                            750,000         10.0%              8.8%

Dwain Brannon                              750,000         10.0%              8.8%

Charissa Ioppolo                           625,000          8.3%              7.4%

Dyron M. Watford                           625,000          8.3%              7.4%

All directors and officers (2            2,875,000         38.3%             33.9%
persons)

                              CERTAIN TRANSACTIONS

     We acquired the assets and assumed certain liabilities of Altamonte Tan, Inc., which was wholly owned by Glen Woods, our president and CEO in exchange for $30,000.

     Since the inception of the Company in January 2002, the Company has employed various consultants to advise the company in matters related to the marketing of its products, the identification of investors and the implementation of short and long term strategic planning. The following is a brief description of the consulting agreements entered into during 2002.

     Varela Consulting Group. We entered into a 6-month agreement in July 2002 with Varela Consulting Group. Varela represents us in regard to the potential sale of our products and services to business contacts and potential customers worldwide, particularly in Central and South America. Compensation paid to Varela for their services totaled $100,000 and is being amortized over the life of the contract on a straight-line basis. The remaining unamortized portion of the contract is accounted for on the balance sheet under the caption Prepaid consulting fees. The spouse of the sole shareholder of Varela is a founding stockholder of Universal Tanning Ventures, Inc.

     Brannon Capital Corp. We entered into a 12-month agreement in March 2002 with Brannon Capital Corp. Brannon Capital advises us in the implementation of short and long-term strategic planning, recruitment and employment of key executives consistent with the expansion of operations and advising the company concerning matters related to the management and organization of the company. Compensation paid to Brannon Capital for their services totaled $100,000 and is being amortized over the life of the contract on a straight-line basis. The remaining unamortized portion of the contract is accounted for on the balance sheet under the caption Prepaid consulting fees. The sole shareholder of Brannon Capital Corp is a founding stockholder of Universal Tanning Ventures, Inc.

     Market Media, Inc. We entered into an agreement in July 2002 with Market Media, Inc. Market Media will advise us in investor and public relations matters as it relates to this offering. As the consulting services relate to this offering, the $100,000 in consulting fees paid to Market Media have been accounted for as Deferred offering costs and will be offset against additional paid in capital at the completion of this offering.

          MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     There has been no trading market for our common stock. If a trading market does in fact develop for the common stock offered in this Prospectus, there can be no assurance that it will be sustained. To the extent that a trading market develops at all, it will most likely be the NASD OTCBB. The ability of a NASD member firm to continue to quote prices for trading of our common stock on the NASD OTCBB will be conditioned upon our meeting and maintaining the criteria for continued listing. If we are unable to satisfy the exchange maintenance criteria in the future, our common stock may be deleted from the OTCBB. In such event, trading, if any, in our common stock, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets". As a consequence of such deletion, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of our common stock.

     There can be no assurance that a trading market will develop. To date, neither we nor anyone acting on our behalf has taken any affirmative steps to retain or encourage any broker/dealer to act as a market maker for our common stock. Further, there have been no discussions or understandings, preliminary or otherwise, between us or anyone acting on our behalf and any market maker regarding the participation of any such market maker in the future trading market, if any, for our common stock.

     There are no outstanding options or warrants to purchase, or securities convertible into, our common equity. The 7,500,000 shares of our common stock currently outstanding are restricted securities as that term is defined in the Securities Act of 1933, as amended. As of the date of this Prospectus, there are no shares of our common stock that would be eligible for sale in accordance with Rule 144. All of the currently outstanding shares of our common stock are "restricted securities" as that term is defined under Rule 144, in that those shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144, 144(k) or 701 promulgated under the Securities Act of 1933 or another exemption from registration.

     Sales of substantial amounts of our common stock under Rule 144, this Prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

     There are 96 holders of record of our common stock. We have not declared any dividends since inception, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. See "Description of Capital Stock-Dividends."

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 10,000,000 shares of common stock, $0.0001 par value per share, of which 7,500,000 were issued and outstanding as of September 30, 2002. Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters that may be voted upon by the owners of those shares at meetings of the stockholders.

     The holders of common stock (i) have equal rights to dividends from funds legally available for the payment of dividends, when, as and if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up our affairs; (iii) do not have preemptive, subscription or conversion rights, and (iv) are entitled to one non-cumulative vote per share on all matters which stockholders may vote at all meetings of stockholders.

     All shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable, with no personal liability attached to their ownership. The owners of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding common stock, voting for the election of directors, can elect all of our directors if they so choose and, in that event, the holders of the remaining common stock will not be able to elect any of our directors.

     Each share of common stock is entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the board of directors from funds legally available for that purpose. No holder of any shares of common stock has any pre-emptive right to subscribe for any of our securities. Upon dissolution, liquidation or winding up of our company, the assets will be divided pro rata on a share for share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and nonassessable.

     Each stockholder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to stockholders.

Dividends

     We have not declared any dividends since inception, and have no present intention of paying any cash dividends on our shares in the foreseeable future. The payment of dividends, if any, in the future, rests within the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant facts.

Transfer Agent and Registrar

     Currently, we are acting as our own transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

     On completion of this offering, we have 8,500,000 shares of common stock outstanding. Of these shares the 1,000,000 shares of common stock sold in this offering will be freely transferable by persons other than "affiliates," as that term is defined under the Securities Act, without restriction or further registration.

     The remaining 7,500,000 outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144.

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about us. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares at any time under Rule 144(k) without regard to the limitations described above.

     We are unable to estimate the number of shares that may be sold in the future by the existing holders of shares of our common stock, if any, that sales of shares of common stock by such persons will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by such persons could adversely affect the then prevailing market prices.

                              PLAN OF DISTRIBUTION

     The offering price is $1.00 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of up to 90 days from the effective date but may be extended for an additional 30 days if we choose to do so.

     There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

     We will sell the shares in this offering through Glen Woods and Dyron Watford, our officer and directors. Mr. Woods and Mr. Watford will contact individuals and corporations with whom they have an existing or past pre-existing business or personal relationship and will attempt to sell them our common stock. Mr. Woods and Mr. Watford will receive no commission from the sale of any shares. Mr. Woods and Mr. Watford will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

     1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

     3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

     Mr. Woods and Mr. Watford have not sold and will not sell our securities during the periods described, except pursuant to this offering. Mr. Woods and and Mr. Watford are not subject to disqualification, are not being compensated, and are not associated with a broker-dealer. Mr. Woods and Mr. Watford are and will continue to be our officer and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with broker/dealers. Mr. Woods and Mr. Watford have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Mr. Woods and Mr. Watford intend to contact persons with whom they have a past or have a current personal or business relationship and solicit them to invest in this offering.

     Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and in a possible investment in the offering.

Procedures for Subscribing

     If you decide to subscribe for any shares in this offering, you must:

     .    execute and deliver a subscription agreement; and
     .    deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "UNIVERSAL TANNING VENTURES, INC."

Right to Reject Subscriptions

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 72 hours after we receive them.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A., Orlando, Florida. Charissa Ioppolo, the wife of Frank S. Ioppolo, Jr., a shareholder of Greenberg Traurig, P.A., owns beneficially and of record an aggregate of 625,000 shares of common stock.

                                    EXPERTS

     The financial statements of Universal Tanning Ventures, Inc. and Subsidiary, at September 30, 2002, and for the nine months then ended and the financial statements of Altamonic Tan, Inc., at December 31, 2001, and for the year then ended, appearing in this prospectus have been audited by Tedder, James, Worden & Associates, P.A. independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission, a registration statement on Form SB-2, including exhibits and schedules thereto, under the Securities Act with respect to the units to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the shares to be sold in this offering, reference is made to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete. In each instance we refer you to the copy of the contracts, agreements and/or other documents filed as exhibits to the registration statement, and these statements are deemed qualified in their entirety by reference to the contract or document.

     We voluntarily file informational and periodic reports with the SEC under the Exchange Act. We furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law. Upon completion of this offering, we will become subject to the informational and periodic reporting requirements of the Exchange Act and will, therefore, be required to file such information and reports with the SEC.

     You may inspect, without charge, all or any portion of the registration statement or any reports, statements or other information we filed at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may also be obtained from the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, registration statements and other filings made with the SEC through its electronic data gathering, analysis and retrieval systems are publicly available through the SEC's site located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the commission through the Electronic Data Gathering, Analysis and Retrieval system.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                        Universal Tanning Ventures, Inc.
                                 And Subsidiary

ALTAMONTE TAN, INC.
     Independent Auditors' Report ..........................................................................    F-2
     Balance Sheet as of December 31, 2001 .................................................................    F-3
     Statement of Operations for the year ended December 31, 2001 ..........................................    F-4
     Statement of Shareholders' Deficit for the year ended December 31, 2001 ...............................    F-5
     Statement of Cash Flows for the year ended December 31, 2001 ..........................................    F-6
     Notes to Financial Statements .........................................................................    F-7


UNIVERSAL TANNING VENTURES, INC. AND SUBSIDIARY
     Independent Auditors' Report ..........................................................................   F-11
     Consolidated Balance Sheet as of September 30, 2002 ...................................................   F-12
     Consolidated Statement of Operations for the nine months ended September 30, 2002 .....................   F-13
     Consolidated Statement of Stockholders' Equity for the nine months ended September 30, 2002 ...........   F-14
     Consolidated Statement of Cash Flows for the nine months ended September 30, 2002 .....................   F-15
     Notes to Consolidated Financial Statements ............................................................   F-16


UNIVERSAL TANNING VENTURES, INC. UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS
     Introduction to Unaudited Pro Forma Combined Financial Statements .....................................   F-22
     Unaudited Pro Forma Financial Balance Sheet ...........................................................   F-23
     Unaudited Pro Forma Combined Statement of Operations ..................................................   F-24
     Notes to Unaudited Pro Forma Combined Financial Statements ............................................   F-25

                          Independent Auditors' Report

To the Board of Directors and Shareholder of Altamonte Tan, Inc.:



We have audited the accompanying balance sheet of Altamonte Tan, Inc. (the "Company") as of December 31, 2001, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Altamonte Tan, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 6, the Company sold its assets and ceased operations on February 28, 2002.



/s/ Tedder, James, Worden & Associates, P.A.

Orlando, Florida
November 18, 2002

                               Altamonte Tan, Inc.

                                  Balance Sheet

                                December 31, 2001

                                      Assets
                                      ------

Current assets:
     Cash and cash equivalents                                       $    9,231
     Inventories                                                          2,773
     Other current assets                                                   324
                                                                   ------------
         Total current assets                                            12,328

     Property and equipment, net                                         37,467
     Intangible assets, net                                               3,228
     Deposits                                                               500
                                                                   ------------
         Total assets                                                $   53,523
                                                                   ============

                       Liabilities and Shareholders' Deficit
                       -------------------------------------

Current liabilities:
     Accounts payable                                                $   10,067
     Deferred revenue                                                    12,626
     Accrued expenses                                                     2,204
     Advances from shareholder                                           48,671
     Current maturities of capital lease obligations                      6,114
                                                                   ------------
         Total current liabilities                                       79,682

Capital lease obligation, long term                                       3,238
                                                                   ------------
         Total liabilities                                               82,920
                                                                   ------------

Shareholders' deficit

     Common stock, $1.00 par value, 500 shares authorized,
          issued and outstanding                                            500
     Additional paid-in capital                                         215,148
     Accumulated deficit                                               (245,045)
                                                                   ------------

         Total shareholders' deficit                                    (29,397)
                                                                   ------------

         Total liabilities and shareholders' equity                  $   53,523
                                                                   ============


                 See accompanying notes to financial statements.

                               Altamonte Tan, Inc.

                             Statement of Operations

                      For the year ended December 31, 2001

Revenue:
     Tanning service                                               $     87,413
     Product sales, net of returns and allowances                        17,117
                                                                   ------------
         Total revenue                                                  104,530


Cost of revenue
     Tanning services                                                    87,829
     Product sales                                                        9,989
                                                                   ------------
         Total cost of revenue                                           97,818
         Gross profit                                                     6,712
                                                                   ------------
Selling, general and administrative expenses                             32,638
                                                                   ------------
         Loss from operations                                           (25,926)

Interest expense

                                                                         (6,180)
                                                                   ------------
         Net loss                                                  $    (32,106)
                                                                   ============
Weighted average common shares outstanding                                  500
                                                                   ============

Basic and diluted loss per share                                   $     (64.21)
                                                                   ============

                 See accompanying notes to financial statements.

                               Altamonte Tan, Inc.

                       Statement of Shareholders' Deficit

                      For the year ended December 31, 2001

                                          Common Stock              Additional
                                   ----------------------------       Paid-in       Accumulated
                                     Shares          Par Value        Capital         Deficit            Total
                                   --------------  ------------    -------------   --------------   -------------
Balances at December 31, 2000                 500     $     500       $  132,036      $ (212,939)      $ (80,403)

Conversion of shareholder's
   advances to capital                         -             -            83,112                          83,112
                                                                                              -


Net loss                                       -             -                -          (32,106)        (32,106)
                                   --------------  ------------     ------------   -------------    ------------

Balances at December 31, 2001                 500     $     500       $  215,148      $ (245,045)      $ (29,397)
                                   ==============  ============     ============   =============    ============


                 See accompanying notes to financial statements.

                               Altamonte Tan, Inc.

                            Statements of Cash Flows

                      For the year ended December 31, 2001

Cash flows from operating activities:
       Net loss                                                                           $   (32,106)
       Adjustments to reconcile net income to net cash
         used in operating activities:
                 Depreciation and amortization                                                 23,496
                 (Increase) decrease in assets:
                            Inventories                                                           (24)
                            Other current assets                                                  141
                 Increase (decrease) in liabilities:
                            Accounts payable                                                    4,553
                            Deferred revenue                                                    2,002
                            Accrued expenses                                                   (1,171)
                                                                                       --------------

                                      Net cash used in operating activities                    (3,109)
Cash flows from investing activities:

       Purchase of property and equipment                                                      (2,145)
                                                                                       --------------

                                      Net cash used in investing activities                    (2,145)
       Cash flows from financing activities:

                 Increase in advances from shareholders                                        17,069
                 Capital lease obligation repayments                                           (7,135)
                                                                                       --------------

                                      Net cash provided by financing activities                 9,934
                                                                                       --------------
                                      Net increase in cash and cash equivalents                 4,680

       Cash and cash equivalents - beginning of period                                          4,551
                                                                                       --------------
       Cash and cash equivalents - end of period                                          $     9,231
                                                                                       ==============

       Supplemental disclosures of cash flow information:
                                      Cash paid during the period for:
                                         Interest                                         $     6,180
                                                                                       ==============

                                      Conversion of shareholder's advances to
                                         additional paid in capital                       $    83,112
                                                                                       ==============

                 See accompanying notes to financial statements.

                               Altamonte Tan, Inc.

                          Notes to Financial Statements

                                December 31, 2001

Note 1 - Summary of Significant Accounting Policies

     Reporting Entity. Altamonte Tan, Inc. ("ATI" or the "Company") was incorporated in the State of Florida on January 1, 1997. The Company is in the business of providing tanning services from one location, located in Altamonte Springs, Florida.

     Revenue Recognition. Revenue is recognized when the tanning services are rendered or when the product is sold to customers. Tanning services sold to customers in a package plan are recorded as deferred revenue and are recognized as revenue when the customer utilizes the services.

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

     Inventories. Inventories are valued at the lower of cost or market and consist of tanning lotions and supplies. Cost is determined using the first-in, first-out method.

     Property and Equipment. Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. Routine maintenance and repairs are charged to expense as incurred. Major replacements and improvements are capitalized. Gains or losses are credited or charged to income upon disposition.

     Impairment of Long-Lived Assets. The Company evaluates its long-lived assets for financial impairment as events or changes in circumstances indicate that the carrying value of a long-lived asset may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against their estimated undiscounted future cash flows. If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

     Income Taxes. The management of ATI has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the stockholders report their proportionate share of the Company's income on their individual tax returns.

     Loss per Share. The Company utilizes Financial Accounting Standards Board Statement No. 128, "Earnings Per Share." Statement No. 128 requires the presentation of basic and diluted loss per share on the face of the statement of operations.

     Basic loss per share has been calculated using the weighted average number of common shares outstanding during the period. In calculating diluted loss per share, the Company had no common stock equivalent shares as of December 31, 2001. However, if the Company had such common stock equivalents, they would be considered anti-dilutive due to there being losses for all periods presented, and therefore, basic and diluted loss per share are the same.

     Advertising. Advertising consists primarily of yellow-page and magazine advertisements. All costs are expensed as incurred. Advertising expense totaled approximately $3,500 for the year ended December 31, 2001.

     Seasonality and Weather. The tanning services market is seasonal as customers tend to prefer to be outdoors during warmer weather. Accordingly, demand for the Company's tanning services is generally higher during the fall through early spring (the Company's fourth and first quarters).

     Fair Value of Financial Instruments. The carrying amount of cash and cash equivalents, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The fair value of capital lease obligation is assumed to approximate the recorded value because the then-prevailing market conditions haven't changed.

     Recent Accounting Pronouncements. In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The adoption of this standard did not impact our current financial statements.

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective January 1, 2002. SFAS No. 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The adoption of this standard will not have an impact on our financial position and results of operations.

     In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The adoption of this statement will have no material impact on this Company's financial statements.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. Management does not believe that adoption of SFAS No. 144 will have an impact on our financial position or results of operations.

Note 2 - Property and Equipment

     Property and equipment, their estimated useful lives, and related accumulated depreciation are summarized as follows:

                                                  Range of lives in     December 31,
                                                        years               2001
                                                  -----------------     ------------
       Tanning equipment                                5 - 7           $     68,148
       Office furniture and fixtures                    5 - 7                  7,689
       Office equipment                                 5 - 7                  4,376
       Leasehold improvements                             5                   51,790
                                                                        ------------
                                                                             132,003
       Less accumulated depreciation                                          94,536
                                                                        ------------
           Total property and equipment                                 $     37,467
                                                                        ============

     Depreciation expense amounted to $23,496 for the year ended December 31, 2001.

Note 3 - Capital Lease

     The Company leases certain equipment under an agreement that is classified as a capital lease. The cost of the equipment under this capital lease is included in the Balance Sheet as property and equipment and was $19,977 at December 31, 2001. Accumulated amortization of the leased equipment at December 31, 2001 was $4,281. Amortization of the asset under the capital lease amounted to $2,854 during the year ended December 31, 2001 and is included in depreciation expense.

     The future minimum lease payments required under the capital lease and the present value of the net minimum lease payments as of December 31, 2001, are as follows:

        Amount payable in:
        ------------------
        2002                                                $       7,517
        2003                                                        3,759
                                                            -------------
                                                                   11,276
        Less:  amount representing interest                         1,924
                                                            -------------
        Present value of capital lease obligation           $       9,352
                                                            =============

Note 4 - Operating Leases

     As of December 31, 2001, ATI was committed to a non-cancelable operating lease on operating facilities, with rent of $3,380 per month, which was to expire on March 31, 2002. ATI subsequently exercised an option to renew the lease for an additional five-year term, commencing March 1, 2002. The following is a schedule of future minimum rental commitments, by year and in the aggregate, to be paid under this lease, including the renewal period.

          2002                                         $     41,350
          2003                                               42,419
          2004                                               43,361
          2005                                               44,332
          2006                                               45,331
          Thereafter                                          7,727
                                                       ------------
                                                       $    224,520
                                                       ============

     Total lease expense amounted to $39,334 for the year ended December 31, 2001.

Note 5 - Related Party Transactions

     The stockholders of ATI from time to time have advances money to the Company for operating and capital purposes. These advances were made without any scheduled repayment term and without provision for interest.

     At December 31, 2001, the stockholders of the Company entered into an agreement whereby one of the stockholders purchased the other's shares in the Company and the balance of the advances payable to the stockholder. The balance of the stockholder advances at that point, which was $83,112, was subsequently converted into additional paid in capital.

     The balance of advances due to stockholders at December 31, 2001, was $48,671.

Note 6 - Subsequent Event

     On February 28, 2002, UT Holdings, Inc., the wholly-owned subsidiary of Universal Tanning Ventures, Inc., purchased substantially all of ATI's assets in exchange for $30,000 and the assumption of certain liabilities. The president and stockholder of ATI is also the chief executive officer and a stockholder of Universal Tanning Ventures, Inc. After the transaction was completed, the Company ceased operations.

                          Independent Auditors' Report

To the Board of Directors and Stockholders of Universal Tanning Ventures, Inc.:

We have audited the accompanying consolidated balance sheet of Universal Tanning Ventures, Inc. and Subsidiary (the "Company") as of September 30, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the nine months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Universal Tanning Ventures, Inc. and Subsidiary as of September 30, 2002, and the results of its operations and its cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Tedder, James, Worden & Associates, P.A.

Orlando, Florida
November 18, 2002

                        Universal Tanning Ventures, Inc.
                                 And Subsidiary

                           Consolidated Balance Sheet

                               September 30, 2002

                                      Assets
                                      ------
Current assets:
     Cash and cash equivalents                                                $    82,495
     Inventories                                                                    9,429
     Prepaid consulting fees                                                      108,333
     Other current assets                                                           1,243
                                                                              -----------
         Total current assets                                                     201,500

     Property and equipment, net                                                  102,367
     Deferred offering costs                                                      140,000
                                                                              -----------

         Total assets                                                         $   443,867
                                                                              ===========

                       Liabilities and Stockholders' Equity
                       ------------------------------------

Current liabilities:
     Accounts payable                                                         $     1,100
     Deferred revenue                                                              11,147
     Accrued expenses                                                               3,693
     Current maturities of capital lease obligations                                3,861
                                                                              -----------

         Total current liabilities                                                 19,801

Stockholders' equity
     Common stock, $0.0001 par value, 10,000,000 shares
          authorized, 7,500,000 shares issued and outstanding                         750
     Additional paid-in capital                                                   562,250
     Accumulated deficit                                                         (138,934)
                                                                              -----------

         Total stockholders' equity                                               424,066
                                                                              -----------

         Total liabilities and stockholders' equity                           $   443,867
                                                                              ===========

                 See accompanying notes to financial statements.

                        Universal Tanning Ventures, Inc.
                                 And Subsidiary

                      Consolidated Statement of Operations

                  For the nine months ended September 30, 2002

Revenue:
     Tanning service                                             $     58,242
     Product sales, net of returns and allowances                      10,712
                                                                 ------------

         Total revenue                                                 68,954


Cost of revenue
     Tanning services                                                  59,971
     Product sales                                                      4,204
                                                                 ------------
         Total cost of revenue                                         64,175
                                                                 ------------
         Gross profit                                                   4,779


Selling, general and administrative expenses                          144,893
                                                                 ------------

         Loss from operations                                        (140,114)

Non-operating income (expense), net                                     1,180
                                                                 ------------

         Net loss                                                $   (138,934)
                                                                 ============

Weighted average common shares outstanding                          6,040,091
                                                                 ============

Basic and diluted loss per share                                 $      (0.02)
                                                                 ============

                 See accompanying notes to financial statements.

                        Universal Tanning Ventures, Inc.
                                 And Subsidiary

                 Consolidated Statements of Stockholders' Equity
                      Nine months ended September 30, 2002

                                                     Common Stock               Additional
                                             ------------------------------       Paid-in     Accumulated
                                                Shares          Par Value         Capital       Deficit          Total
                                             -----------      -------------    ------------  -------------    ------------
Balances at December 31, 2001                          -                 -                -             -               -

Issuance of common stock to
   founders of Universal Tanning
   Ventures, Inc.                              5,000,000        $      500                -             -     $       500

Issuance of common stock for
   cash, net of issuance costs                 2,500,000               250          562,250             -         562,500

Net loss                                               -                 -                -      (138,934)       (138,934)
                                            ------------        ----------      -----------   -----------     -----------

Balances at September 30, 2002                 7,500,000        $      750      $   562,250   $  (138,934)    $   424,066
                                            ============        ==========      ===========   ===========     ===========

                 See accompanying notes to financial statements.

                        Universal Tanning Ventures, Inc.
                                 And Subsidiary
                      Consolidated Statements of Cash Flows

                  For the Nine Months Ended September 30, 2002

Cash flows from operating activities:
   Net loss                                                                      $  (138,934)
   Adjustments to reconcile net income to net cash
     used in operating activities:
        Depreciation and amortization                                                 11,968
        (Increase) decrease in assets:
            Inventories                                                               (9,429)
            Prepaid consulting fees                                                 (108,333)
            Other current assets                                                      (1,243)
        Increase (decrease) in liabilities:
            Accounts payable                                                           1,100
            Deferred revenue                                                          11,147
            Accrued expenses                                                           3,693
                                                                                 -----------

                 Net cash used in operating activities                              (230,031)
Cash flows from investing activities:
   Purchase of property and equipment                                               (106,243)
                                                                                 -----------

                 Net cash used in investing activities                              (106,243)
   Cash flows from financing activities:
        Proceeds from issuance of common stock                                       563,000
        Deferred offering costs                                                     (140,000)
        Capital lease obligation repayments                                           (4,231)
                                                                                 -----------

                 Net cash provided by financing activities                           418,769
                                                                                 -----------
                 Net increase in cash and cash equivalents                            82,495

   Cash and cash equivalents - beginning of period                                         -
                                                                                 -----------
   Cash and cash equivalents - end of period                                     $    82,495
                                                                                 ===========

   Supplemental disclosures of cash flow information:
                 Cash paid during the period for:
                    Interest                                                     $     1,682
                                                                                 ===========

                 Assumption of capital lease obligation from Altamonte Tan, Inc. $     8,092
                                                                                 ===========

                 See accompanying notes to financial statements.

                        Universal Tanning Ventures, Inc.
                                 And Subsidiary

                   Notes to Consolidated Financial Statements

                                December 31, 2001

Note 1 - Summary of Significant Accounting Policies

     Reporting Entity and Principles of Consolidation. Universal Tanning Ventures, Inc. and Subsidiary ("Universal" or the "Company") were incorporated in the State of Delaware on January 4, 2002 and January 24, 2002, respectively. The Company is in of the business of providing tanning services from one location, located in Orlando, Florida. During the periods of January 4, 2002 and January 24, 2002 through February 28, 2002, the company's operations were primarily organizational.

     The Company's consolidated financial statements for the nine months ended September 30, 2002, include the accounts of its wholly owned subsidiary UT Holdings, Inc., a Delaware corporation. All intercompany balances and transactions have been eliminated.

     Initial public offering. In November 2002, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell its common stock to the public.

     Revenue Recognition. Revenue is recognized when the tanning services are rendered or when the product is sold to customers. Tanning services sold to customers in a package plan are recorded as deferred revenue and are recognized as revenue when the customer utilizes the services.

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

     Inventories. Inventories are valued at the lower of cost or market and consist of tanning lotions and supplies. Cost is determined using the first-in, first-out method.

     Property and Equipment. Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. Routine maintenance and repairs are charged to expense as incurred. Major replacements and improvements are capitalized. Gains or losses are credited or charged to income upon disposition.

     Impairment of Long-Lived Assets. The Company evaluates its long-lived assets for financial impairment as events or changes in circumstances indicate that the carrying value of a long-lived asset may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against their estimated undiscounted future cash flows. If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

     Income Taxes. The Company accounts for income taxes utilizing the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.

     Loss per Share. The Company utilizes Financial Accounting Standards Board Statement No. 128, "Earnings Per Share." Statement No. 128 requires the presentation of basic and diluted loss per share on the face of the statement of operations.

     Basic loss per share has been calculated using the weighted average number of common shares outstanding during the period. In calculating diluted loss per share, the Company had no common stock equivalent shares as of September 30, 2002. However, if the Company had such common stock equivalents, they would be considered anti-dilutive due to there being losses, and therefore, basic and diluted loss per share are the same.

     Advertising. Advertising consists primarily of yellow-page and magazine advertisements. All costs are expensed as incurred. Advertising expense totaled approximately $4,200 for the nine months ended September 30, 2002.

     Concentration of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions. At various times throughout the nine months ended September 30, 2002, cash balances held at some financial institutions were in excess of federally insured limits.

     Seasonality and Weather. The tanning services market is seasonal, as customers tend to prefer to be outdoors during warmer weather. Accordingly, demand for the Company's tanning services are generally higher during fall through early spring (the Company's fourth and first quarters).

     Fair Value of Financial Instruments. The carrying amount of cash and cash equivalents, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The fair value of the capital lease obligation is assumed to approximate the recorded value because the then-prevailing market conditions have not changed.

     Recent Accounting Pronouncements. In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. Management does not believe that adoption of SFAS No. 144 will have an impact on our financial position or results of operations.

     In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This newly issued standard rescinds SFAS 4, Reporting Gains and Losses from Extinguishment of Debt-an amendment of APB Opinion No. 30, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB Opinion 30 will now be used to classify those gains and losses. SFAS 145 also amends FAS 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. For the provisions related to the rescission of SFAS 4, SFAS 145 is effective for the Company beginning in fiscal year 2004. The remaining provisions of SFAS 145 are effective for the Company in fiscal year 2003. The Company does not expect the adoption of SFAS 145 to have a material impact on its consolidated financial statements.

         In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Prior guidance required that a liability for an exit cost be recognized at the date of an entity's commitment to an exit plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to have a material impact on its consolidated financial statements.

Note 2 - Acquisition of Altamonte Tan, Inc.

         On February 28, 2002, the Company acquired substantially all of the assets of Altamonte Tan, Inc. ("ATI"), a company whose assets were being used to operate a tanning company, and assumed certain liabilities in exchange for $30,000. Universal expects to expand on these initial operations by acquiring additional tanning salons and industry related entities in an effort to be the first national tanning services organization, but also expects to reduce costs through economies of scales. Operating results with the asset acquisition have been included since that date. The acquisition of ATI was accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" ("SFAS 141"), which requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by our management, based on information available and on assumptions as to future operations.

         The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

         At February 28, 2002

             Inventory                                          $     9,071
             Property and equipment                                  41,648
                                                                -----------

                  Total assets acquired                              50,719
                                                                -----------

             Deferred revenue                                        12,627
             Capital lease obligation                                 8,092
                                                                -----------

                  Total liabilities assumed                          20,719
                                                                -----------

                  Net assets acquired                           $    30,000
                                                                ===========


Note 3 - Deferred Offering Costs

         Deferred offering costs at September 30, 2002, consisted of the following:

             Consulting fees                                    $   100,000
             Legal fees                                              40,000
                                                                -----------

                      Total deferred offering costs             $   140,000
                                                                ===========

Note 4 - Property and Equipment

         Property and equipment, their estimated useful lives, and related accumulated depreciation are summarized as follows:

                                                            Range of lives                    September 30,
                                                               in years                           2002
                                                          ------------------                -----------------
           Tanning equipment                                       7                        $          78,588
           Office furniture and fixtures                         5 - 7                                  1,335
           Office equipment                                      5 - 7                                    600
           Leasehold improvements                                  5                                   33,812
                                                                                            -----------------

                                                                                                      114,335
           Less accumulated depreciation                                                              (11,968)
                                                                                            -----------------

               Total property and equipment                                                 $         102,367
                                                                                            =================

         Depreciation expense amounted to $11,968 for the nine months ended September 30, 2002.

Note 5 - Income Taxes

         At September 30, 2002, the Company had net operating loss carryforwards for income tax purposes of approximately $138,000 available as offsets against future taxable income. The net operating loss carryforwards are expected to expire through 2022.

         The tax effects of the primary temporary differences giving rise to the Company's deferred tax assets and liabilities are as follows for the nine months ended September 30, 2002:

             Deferred tax assets:
                Net operating loss                                                         $          51,400
                Capital lease obligation, payments treated as rent for tax return and
                   capitalized and depreciated for financial reporting purposes                        1,400
                Revenue on tanning packages recognized for tax return and deferred for
                   financial reporting                                                                 4,100
                                                                                           -----------------
                Total deferred tax assets                                                             56,900


             Deferred tax liabilities:
                Difference between book and tax depreciation                                           2,200
                                                                                           -----------------
                Total deferred tax liabilities                                                         2,200
                                                                                           -----------------
                Net deferred tax assets                                                               54,700
                                                                                           -----------------
             Less valuation allowance                                                                (54,700)
                                                                                           -----------------

                Net deferred tax asset                                                     $               -
                                                                                           =================

         There was no change in the valuation allowance since this is the Company's initial year of operations.

Note 6 - Private Placement Offering

         During the nine months ended September 30, 2002, the Company sold, in a private placement, 2,500,000 shares of its common stock at a price of $0.25 per share. Proceeds from the offering totaled $625,000 less expenses of $62,500, for a net amount received of $562,500.

Note 7 - Capital Lease

       As part of the purchase agreement discussed at Note 2, the Company assumed a lease for tanning equipment under an agreement that is classified as a capital lease. The recorded value of the equipment under this capital lease is included in the Balance Sheet at September 30, 2002 as property and equipment and is valued at $15,221. Accumulated amortization of the leased equipment at September 30, 2002 was $1,666. Amortization of the asset under capital lease for the nine months ended September 30, 2002, of $1,666 and is included in depreciation expense.

       The future minimum lease payments required under the capital lease and the present value of the net minimum lease payments as of September 30, 2002, are as follows:

             Amounts due within one year                                  $          3,969
             Less: amount representing interest                                        108
                                                                         -----------------

             Present value of the capital lease obligation                $          3,861
                                                                         =================


Note 8 - Operating Leases

       Universal has committed to a non-cancelable operating lease on operating facilities with rent of $3,459 per month, which expires February 28, 2007. The following is a schedule of future minimum rental commitments, by year and in the aggregate, to be paid under this non-cancelable operating lease.

       For the year ended September 30,
               2003                                     $           42,441
               2004                                                 43,498
               2005                                                 44,803
               2006                                                 46,147
               2007                                                 19,464
                                                       -------------------

               Total                                    $          196,353
                                                       ===================


       Total lease expense amounted to $24,433 for the nine months ended September 30, 2002.

Note 9 - Certain Consulting Transactions

       Since the inception of the Company in January 2002, the Company has employed various consultants to advise the company in matters related to the marketing of its products, the identification of investors and the implementation of short and long term strategic planning. The following is a brief description of the consulting agreements entered into during 2002.

       Varela Consulting Group. The Company entered into a 6-month agreement in July 2002 with Varela Consulting Group ("Varela") to represent the Company relating to the potential sale of its products and services to business contacts and potential customers worldwide, particularly in Central and South America. Compensation paid to Varela for their services totaled $100,000 and is being amortized over the life of the contract on a straight-line basis. The remaining unamortized portion of the contract is accounted for on the balance sheet under the caption prepaid consulting fees. The spouse of the sole shareholder of Varela is a founding stockholder of Universal.

       Brannon Capital Corp. The Company entered into a 12-month agreement in March 2002 with Brannon Capital Corp. ("BCC") to advise the Company in the implementation of short and long-term strategic planning, recruitment and employment of key executives consistent with the expansion of operations and advising the company concerning matters related to the management and organization of the Company. Compensation paid to BCC for their services totaled $100,000 and is being amortized over the life of the contract on a straight-line basis. The remaining unamortized portion of the contract is accounted for on the balance sheet under the caption prepaid consulting fees. The sole shareholder of BBC is also a founding stockholder of Universal.

       Market Media, Inc. The Company entered into an agreement in July 2002 with Market Media, Inc. ("MMI") to advise the Company in investor and public relations matters as it relates to the Company's initial public offering. The $100,000 in consulting fees paid to MMI as compensation for services provided have been accounted for as deferred offering costs and will be offset against additional paid in capital at the completion of this offering.

Note 10 - Employment Agreement

       On February 28, 2002, the Company entered into a two-year employment agreement with its chief executive officer. The agreement provides for a base salary of $2,500 per month.

        Introduction to Unaudited Pro Forma Combined Financial Statements

The following Unaudited Pro Forma Balance Sheet as of September 30, 2002 for Universal Tanning Ventures, Inc. and Subsidiary give effect to the issuance of shares in this initial public offering net of offering costs; and the Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 2002 for Universal Tanning Ventures, Inc. and Subsidiary and the two months ended February 28, 2002 for Altamonte Tan, Inc. The Unaudited Pro Forma Balance Sheet presents the consolidated financial position of Universal Tanning Ventures, Inc. and Subsidiary as of September 30, 2002 assuming that the proposed initial public offering had occurred as of January 4, 2002 (date of incorporation). Such pro forma information is based upon the historical balance sheet data of Universal Tanning Ventures, Inc. and Subsidiary as of that date. The Unaudited Pro Forma Statement of Operations gives effect to the combined operations for the nine months ended September 30, 2002 for Universal Tanning Ventures, Inc. and Subsidiary, which includes the results of Altamonte Tan, Inc. for the two months ended February 28, 2002.

The Unaudited Pro Forma Financial Information has been prepared by the Company based on the historical consolidated financial statements of Universal Tanning Ventures, Inc and Subsidiary which are included elsewhere in this registration statement. The Unaudited Pro Forma Financial Information is presented for illustrative purposes only and does not purport to indicate the results that would have been obtained if the transactions had occurred on the dates indicated or to project those that will be realized in the future. These Unaudited Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of Universal Tanning Ventures, Inc. and the financial statements of Altamonte Tan, Inc. included elsewhere in this registration statement.

                 Universal Tanning Ventures, Inc. and Subsidiary

                 Unaudited Pro Forma Consolidated Balance Sheet

                               September 30, 2002

                                                                        Offering
                       Assets                      Historical          Adjustments         As Adjusted
      -------------------------------------      -----------------------------------------------------
Current assets:
   Cash and cash equivalents                           $   82,495          938,800  (b)    $ 1,021,295
   Inventories                                              9,429                                9,429
   Prepaid consulting fees                                108,333                              108,333
   Other current assets                                     1,243                                1,243
                                                       ----------                          -----------
      Total current assets                                201,500                            1,140,300

   Property and equipment, net                            102,367                              102,367
   Deferred offering costs                                140,000         (140,000) (c)              -
                                                                       -----------         -----------
      Total assets                                     $  443,867                          $ 1,242,667
                                                       ==========                          ===========

       Liabilities and Stockholders' Equity
       ------------------------------------

Current liabilities:                                   $   19,801                          $    19,801
                                                       ----------                          -----------

Shareholders' equity

   Common stock, $0.0001 par value, 10,000,000                750              100  (c)            850
   shares authorized,7,500,000 shares issued
   and outstanding (actual); 8,500,000 shares
   issued and outstanding (as adjusted)

   Additional paid-in capital                             562,250          798,700  (c)      1,360,950
   Accumulated deficit                                   (138,934)                            (138,934)
                                                       ----------                          -----------

      Total shareholders' equity                          424,066                            1,222,866
                                                       ----------                          -----------

      Total liabilities and shareholders' equity       $  443,867                          $ 1,242,667
                                                       ==========                          ===========

           See accompanying notes to unaudited pro forma consolidated financial statements.

                 Universal Tanning Ventures, Inc. and Subsidiary

              Unaudited Pro Forma Combined Statement of Operations

                                                Universal Tanning      Altamonte Tan,
                                               Ventures, Inc. and           Inc.
                                                   Subsidiary           Two Months
                                                Nine Months Ended      Ended February       Pro Forma
                                                September 30, 2002        28, 2002           Combined
                                                    (Successor)         (Successor)        As Adjusted
Revenue:
   Tanning service                                   $      58,242               16,229          74,471
   Product sales, net of returns and                        10,712                3,007          13,719
   allowances
                                                     -------------        -------------      ----------

      Total revenue                                         68,954               19,236          88,190

Cost of revenue                                             64,175               16,631          80,806
                                                     -------------        -------------      ----------
      Gross profit                                           4,779                2,605           7,384
Selling, general and administrative
expenses                                                   144,893                5,944         150,837
                                                     -------------        -------------      ----------
      Loss from operations                                (140,114)              (3,339)       (143,453)

Non-operating income (expense), net                          1,180                    -           1,180
                                                     -------------        -------------      ----------

      Net loss                                       $    (138,934)              (3,339)       (142,273)
                                                     =============        =============      ==========
Weighted average common shares
outstanding
   Basic and diluted                                     6,040,091                            7,040,091  (c)
                                                     =============                           ==========

Earnings per share:
   Basic and diluted                                 $       (0.02)                          $    (0.02)
                                                     =============                           ==========

           See accompanying notes to unaudited pro forma consolidated financial statements.

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

             As of and for the Nine Months Ended September 30, 2002


Offering Adjustments

Statement of operations adjustments:

(a)    Reflects the issuance of 1,000,000 shares of common stock.

Balance sheet adjustments:

(b) Reflects proceeds received from the issuance of 1,000,000 shares of common stock.

(c) Reflects the proceeds from the issuance of 1,000,000 primary shares of common stock, net of estimated offering costs (Including $140,000 of deferred offering costs). Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees, consulting fees and printing expenses.

================================================================================
       We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.

                               ------------------

                                TABLE OF CONTENTS

Section                                                                   Page
-------                                                                   ----

Special Note About Forward-Looking Statements ..........................   1

Prospectus Summary .....................................................   2

Summary Financial Information ..........................................   4

Risk Factors ...........................................................   5

Use of Proceeds ........................................................  10

Dilution ...............................................................  11

Dividend Policy ........................................................  12

Capitalization .........................................................  12

Selling Security Holders ...............................................  12

Management's Discussion and Analysis Financial Condition
   and Results of Operations ...........................................  13

Business ...............................................................  19

Management .............................................................  24

Principal Stockholders .................................................  26

Certain Transactions ...................................................  27

Market For Our Common Stock and Related Stockholder Matters ............  28

Description of Capital Stock ...........................................  28

Shares Eligible for Future Sale ........................................  29

Legal Matters ..........................................................  31

Available Information ..................................................  31

Index to Consolidated Financial Statements ............................. F-1

Until ________, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


                                1,000,000 Shares


                        Universal Tanning Ventures, Inc.





                                  Common Stock



                                 $1.00 Per Share


                                 --------------

                                   PROSPECTUS

                                 --------------












                               _____________, 2002



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Officers and Directors.

     Section 145 of the Delaware Corporation Law provides, in effect, that we may, and in certain cases must, indemnify any person made a party to any action by reason of the fact that he is or was one of our directors, officers, employees, or agents against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Our bylaws provide that we shall indemnify, to the fullest extent permitted by Delaware law, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, it is an the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with the issuance and distribution of the securities being registered hereby are itemized below.

     SEC registration fee ..............................................        $    239
     Accounting fees and expenses ......................................        $ 35,000
     Legal fees and expenses /(1)/ .....................................        $ 50,000
     Printing, freight and engraving expenses ..........................        $  7,500
     Transfer Agent and Registrar fees and expenses ....................        $  2,500
     Blue Sky fees and expenses ........................................        $  4,500
     Miscellaneous .....................................................        $  1,461
                                                                                --------
                  Total ................................................        $101,200
                                                                                ========


____________

(1) Of the legal fees and expenses set forth above, $40,000 have already been paid and are reflected on the balance sheet as Deferred offering costs at September 30, 2002. Estimated costs paid from the proceeds of this offering are estimated to be $61,200 (Total offering costs of $101,200 less prepaid costs of $40,000).

ITEM 26. Recent Sales of Unregistered Securities.

     Set forth below in chronological order is information regarding the number of shares of common stock sold by us and the number of options and warrants issued by us within the past three years, and the consideration received by us for such shares, options and warrants. None of the securities were registered under the Securities Act. In our opinion, the sale and issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were fixed to the share certificates issued in such transactions. All recipients had an opportunity to ask questions about us and had adequate access to information about us. Except as otherwise noted, no sales of securities involved the use of an underwriter, broker or other agent and no commissions were paid in connection with the sale or issuance of any securities.

     Commencing on or about February 25, 2002 and closing on August 1, 2002, the company offered 2,500,000 shares of its common stock to accredited investors at a purchase price of $0.25 per share. Each of the investors had access to and was provided with relevant information concerning the company. The securities were exempt from registration pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27.   Exhibits and Financial Statements.

      (a) Unless otherwise indicated, the following exhibits are filed herewith:


           EXHIBIT
           NUMBER                                DESCRIPTION
           ------         ----------------------------------------------------------------------------
            3.1           Form of Articles of Incorporation of Universal Tanning Ventures
            3.2           By-laws of Universal Tanning Ventures
            4.1           Form of Specimen Common Stock Certificate
            5.1           Opinion of Greenberg Traurig, P.A.
           10.1           Asset Purchase Agreement by and between Universal Tanning Ventures, Inc. and
                           Altamonte Tan, Inc. dated February 28, 2002
           10.2           Subscription Agreement*
           10.3           Employment Agreement of Glen Woods dated February 28, 2002
           23.1           Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)
           23.2           Consent of Tedder, James, Worden & Associates, P.A.

           __________________________
           * To be filed by amendment.

ITEM 28. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           b. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           c. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Altamonte Springs, Florida, on November 27, 2002.

                                               UNIVERSAL TANNING VENTURES, INC.


                                               By: /s/ Glen Woods
                                                  ------------------------------
                                               Name:  Glen Woods
                                               Title: President, CEO and
                                                      Director


                                                   /s/ Dyron Watford
                                               By:------------------------------
                                               Name:  Dyron Watford
                                               Title: Director

                                  EXHIBIT INDEX

         EXHIBIT
         NUMBER                                 DESCRIPTION
         ------    ----------------------------------------------------------------------------
         3.1       Form of Articles of Incorporation of Universal Tanning Ventures
         3.2       By-laws of Universal Tanning Ventures
         4.1       Form of Specimen Common Stock Certificate*
         5.1       Opinion of Greenberg Traurig, P.A.*
         10.1      Asset Purchase Agreement by and between Universal Tanning Ventures, Inc. and
                     Altamonte Tan, Inc. dated February 28, 2002
         10.2      Subscription Agreement*
         10.3      Employment Agreement of Glen Woods dated February 28, 2002
         23.1      Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)
         23.2      Consent of Tedder, James, Worden & Associates, P.A.

         __________________________
         * To be filed by amendment.